UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Cornerstone OnDemand, Inc.

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April 25, 2012

Dear Cornerstone OnDemand, Inc. Stockholder:

You are cordially invited to attend our 2012 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on June 4, 2012 at 1:00 p.m. Pacific Time at the Company’s headquarters at 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404.

At the Annual Meeting, stockholders will be asked to vote on each of the four proposals set forth in the Notice of Annual Meeting of Stockholders and described in the Proxy Statement.

It is important that your shares are represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. Voting your proxy will ensure your representation at the Annual Meeting. We urge you to carefully review the proxy materials and to vote: FOR the election of the three directors nominated by our board of directors and named in the proxy statement as Class I directors to serve for a three-year term; FOR the approval, on an advisory basis, of the compensation of our named executive officers; FOR the approval, on an advisory basis, of holding future advisory votes on the compensation of our named executive officers every three years; and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Thank you for your continued support of Cornerstone OnDemand, Inc.

Sincerely,

/s/ Adam L. Miller

Adam L. Miller

Chief Executive Officer

CORNERSTONE ONDEMAND, INC.

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 4, 2012

1:00 p.m. Pacific Time

The 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Cornerstone OnDemand, Inc. will be held at the Company’s headquarters at 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404 on June 4, 2012 at 1:00 p.m. Pacific Time and, if applicable, at any adjournment or postponement thereof. At our Annual Meeting, our stockholders will be asked:

1.	To elect the three directors nominated by our board of directors and named in the proxy statement as Class I directors to serve for three-year terms;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To vote, on an advisory basis, on whether to hold future advisory votes on the compensation of our named executive officers every “3 years,” “2 years,” or “1 year.”

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The proxy statement more fully describes these proposals.

We have elected to take advantage of a U.S. Securities and Exchange Commission rule that allows us to furnish our proxy materials over the Internet to our stockholders rather than in paper form. We believe that this delivery process reduces our environmental impact and lowers the cost of printing and distributing our proxy materials without affecting our stockholders’ timely access to this important information. Accordingly, unless you have previously requested to receive our proxy materials in paper form, you will receive a Notice of Internet Availability of Proxy Materials (the “Notice”), which we expect to mail on or about April 25, 2012. The Notice will explain how to access the proxy materials and vote by telephone or over the Internet.

Stockholders of record who owned shares of our common stock at the close of business on April 9, 2012 are entitled to receive notice of, attend, and vote at the Annual Meeting. All stockholders are invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please vote as soon as possible over the Internet by following the instructions in the Notice. Your vote must be received by 11:59 p.m. Eastern Time, on June 3, 2012. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. Any stockholder attending the Annual Meeting may vote in person even if he, she or it has voted using the Internet, telephone or proxy card, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote such stockholder casts at the Annual Meeting. For further information, please see the information in the Notice and in the following proxy statement.

By Order of the Board of Directors

/s/ Adam L. Miller

Adam L. Miller

Chief Executive Officer

Santa Monica, California

April 25, 2012

YOUR VOTE IS EXTREMELY IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE. ALTERNATIVELY, YOU MAY REQUEST A PAPER PROXY CARD, WHICH YOU MAY COMPLETE, SIGN AND RETURN BY MAIL.

CORNERSTONE ONDEMAND, INC.

1601 Cloverfield Blvd., Suite 620 South

Santa Monica, California 90404

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

OF CORNERSTONE ONDEMAND, INC.

To Be Held June 4, 2012

GENERAL INFORMATION

We are providing you with these proxy materials in connection with the solicitation by the board of directors of Cornerstone OnDemand, Inc. of proxies to be used at our 2012 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be at held at the Company’s principal executive offices at 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404 on June 4, 2012 at 1:00 p.m. Pacific Time and, if applicable, at any adjournment or postponement thereof. This proxy statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used herein, “we,” “us,” “our,” “Cornerstone” or the “Company” refers to Cornerstone OnDemand, Inc., a Delaware corporation.

This proxy statement and our 2011 Annual Report to Stockholders were first made available to our stockholders on or about April 25, 2012.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with the “notice and access” rules of the U.S. Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy statement, proxy card and 2011 Annual Report to Stockholders (collectively, the “proxy materials”) to stockholders entitled to vote at the Annual Meeting, we are furnishing the proxy materials to our stockholders over the Internet. If you received a Notice of Internet of Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

What matters will be voted on at the Annual Meeting?

At the Annual Meeting, stockholders will be asked:

•	Proposal 1: To elect the three directors nominated by our board of directors and named in this proxy statement as Class I directors to serve for three-year terms;

•	Proposal 2: To approve, on an advisory basis, the compensation of our named executive officers;

•	Proposal 3: To vote, on an advisory basis, on whether to hold future advisory votes on the compensation of our named executive officers every “3 years,” “2 years” or “1 year;”

•	Proposal 4: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•	Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote:

•	FOR the election of the three directors nominated by our board of directors and named in this proxy statement as Class I directors to serve for three-year terms;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the approval, on an advisory basis, of holding future advisory votes on the compensation of our named executive officers every “three years;” and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Will there be any other items of business on the agenda?

If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our board of directors does not intend to bring any other matters to be voted on at the Annual Meeting. We are not currently aware of any other matters that may properly be presented by others for action at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on April 9, 2012, or the record date, are entitled to notice of, and to vote at, the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the record date. As of the record date, there were 49,706,187 shares of our common stock outstanding and entitled to vote at the Annual Meeting. No shares of preferred stock were outstanding.

A complete list of the stockholders entitled to vote at the Annual Meeting will be available at our corporate offices at 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404 during regular business hours for the ten days prior to the Annual Meeting. This list also will be available during the Annual Meeting at the meeting location. Stockholders may examine the list for any legally valid purpose related to the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record. You are a stockholder of record if, at the close of business on the record date, your shares of common stock were registered directly in your name with Computershare Shareowner Services, our transfer agent.

Beneficial Owner. If your shares of common stock are held in a brokerage account or by a bank or other nominee, you are considered to be the “beneficial owner” of shares of common stock held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee may not vote your shares with respect to any non-routine matters, but it may, in its discretion, vote your shares with respect to routine matters. Please see “What if I did not specify how my shares are to be voted?” for more information.

Do I have to do anything in advance if I plan to attend the Annual Meeting in person?

If you are a stockholder of record, you do not need to do anything in advance to attend and/or vote your shares in person at the Annual Meeting. If you are a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the bank or other nominee who is the stockholder of record with respect to your shares.

How do I vote and what are the voting deadlines?

Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares:

•

Over the Internet, by telephone or by mail. If you are a stockholder of record, you may instruct the proxy holders how to vote your shares by using the Internet voting site or the toll-free telephone number listed on the Notice. Alternatively, you may request a proxy card by telephone at 1-800-579-1639, over the Internet at www.proxyvote.com, or by email at sendmaterial@proxyvote.com, and complete, sign, date and return the proxy card in the postage pre-paid envelope provided. If you request a proxy card pursuant to the preceding sentence, please sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than June 3, 2012 for your shares to be voted at the Annual Meeting. Specific instructions for using the telephone and Internet voting systems are on the proxy card and in the Notice. The telephone and Internet voting systems for stockholders of record will be available until 11:59 p.m. (Eastern Time) on June 3, 2012. Regardless of the method you select to transmit your voting instructions, the proxy holders will vote your shares in accordance with your instructions. If you sign and return a proxy card without giving specific voting instructions with respect to one or more proposals, your shares will be voted as recommended by our board of directors.

•

In person at the Annual Meeting. You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or voting instructions by mail or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of your shares, you will receive voting instructions from your broker or other nominee. You must follow the voting instructions provided by your broker or other nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of your broker or other nominee. As discussed above, if you are a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your bank or other nominee.

Can I revoke or change my vote after I submit my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual meeting by:

•	Signing and returning a new proxy card with a later date;

•	Delivering a written revocation to our General Counsel at Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404, by 11:59 Eastern Time on June 3, 2012; or

•	Attending the Annual Meeting and voting in person.

Beneficial Owners. If you are the beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow their instructions for changing your vote.

What if I do not specify how my shares are to be voted?

Stockholders of Record. If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:

•	FOR the election of the three directors nominated by our board of directors and named in this proxy statement as Class I directors to serve for three-year terms (Proposal 1);

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2);

•	FOR the approval, on an advisory basis, of holding future advisory votes on the compensation of our named executive officers every three years (Proposal 3);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal 4); and

•	In the discretion of the named proxies regarding any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners. If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under The NASDAQ Stock Market rules, brokers and other nominees do not have discretion to vote on non-routine matters. Proposals 1, 2 and 3 are non-routine matters, while Proposal 4 is a routine matter. As a result, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may not vote your shares with respect to Proposals 1, 2 or 3, but may, in its discretion, vote your shares with respect to Proposal 4.

What constitutes a quorum, and why is a quorum required?

We need a quorum of stockholders to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote at the close of business on the record date are represented at the Annual Meeting, either in person or by proxy. As of the close of business on the record date, we had 49,706,187 shares of common stock outstanding and entitled to vote at the Annual Meeting, meaning that 24,853,094 shares of common stock must be represented in person or by proxy to have a quorum. If there is not a quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

What are the effects of abstentions and broker non-votes?

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both (i) the presence and absence of a quorum for the transaction of business and (ii) the number of shares present in person or represented by proxy and entitled to vote (i.e. the number of “votes cast”) with respect to a proposal. However, because the outcome of Proposal 1 (election of directors) and Proposal 3 (advisory vote on frequency of future advisory votes on compensation of named executive officers) will be determined by a plurality of the votes cast, abstentions will have no impact on the outcome of such proposals so long as a quorum exists.

A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to such proposal and has not received instructions from the beneficial owner. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes cast. Thus, a broker non-vote will make a quorum more readily attainable, but will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposals 1 and 3) or a majority of the votes cast (Proposals 2 and 4).

What is the vote required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed?
Proposal 1 — Election of three Class I directors	Plurality of votes cast	No

Proposal 2 — Advisory vote to approve the compensation of our named executive officers	Majority of votes cast	No

Proposal 3 — Advisory vote on frequency of future advisory votes on compensation of named executive officers	Plurality of votes cast	No

Proposal 4 — Ratification of the appointment of independent registered public accounting firm	Majority of votes cast	Yes

With respect to Proposal 1, you may (i) vote FOR all nominees, (ii) WITHHOLD your vote as to all nominees, or (iii) vote FOR all nominees except for those specific nominees from whom you WITHHOLD your vote. The three nominees receiving the most FOR votes will be elected. You may not cumulate votes in the election of directors. If you WITHHOLD your vote as to all nominees, you will be deemed to have ABSTAINED from voting on Proposal 1, and such abstention will have no effect on the outcome of the vote.

With respect to Proposals 2 and 4, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on either of these proposals, the abstention will have the same effect as a vote AGAINST the proposals.

With respect to Proposal 3, you may vote FOR “1 year,” FOR “2 years,” FOR “3 years,” or ABSTAIN. If you ABSTAIN from voting on Proposal 3, the abstention will not have an effect on the outcome of the vote.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been engaged to receive and tabulate stockholder votes. Broadridge will separately tabulate FOR, AGAINST and WITHHOLD votes, abstentions and broker non-votes and, with respect to Proposal 3 only, votes for “1 year,” “2 years” and “3 years.” Broadridge will also certify the election results and perform any other acts required by the Delaware General Corporation Law.

Who is paying for the costs of this proxy solicitation?

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokerage houses and other nominees holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.

How can I find the results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting. Final results also will be published in a current report on Form 8-K to be filed with the SEC within four business days after the Annual meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

CORPORATE GOVERNANCE

Overview

Our board of directors oversees our Chief Executive Officer and other senior management in the competent and ethical operation of our business and affairs and ensures that the long-term interests of our stockholders are being served. The key practices and procedures of the board are outlined in our Corporate Governance Principles, which are available on our website at investors.cornerstoneondemand.com, under “Corporate Governance.”

Board Leadership Structure

Pursuant to our Corporate Governance Principles, the roles of Chairman and Chief Executive Officer may be filled by the same or different individuals. This allows our board of directors flexibility to determine whether the two roles should be combined or separated based upon our needs and the board’s assessment of our leadership from time to time. Our board of directors currently believes that it is in the best interests of Cornerstone and its stockholders for Adam Miller, our Chief Executive Officer, to serve as the Chairman, and Mark Baker, an independent director, to serve as Lead Independent Director.

The board of directors believes that having an employee director fill the role of Chairman and a non-employee director fill the role of Lead Independent Director provides the appropriate balance in our leadership at this time. Combining the roles of Chairman and Chief Executive Officer promotes unified leadership and direction, contributing to operational effectiveness and efficiencies that facilitate the implementation of strategic initiatives and business plans to optimize stockholder value. In contrast, to facilitate communication between management and the board’s independent directors, the Lead Independent Director is authorized to schedule and prepare agendas for meetings or closed sessions without the presence of employee directors or members of management. The Lead Independent Director is also responsible for communicating with the Chief Executive Officer, disseminating information to the rest of our board of directors in a timely manner, and raising issues with management on behalf of the independent directors where appropriate.

The board, including each of its committees, also has full access to members of management, either as a group or individually, and to Company information deemed necessary to fulfill the obligations of the board and its committees.

The Board’s Role in Risk Oversight

Our management has day-to-day responsibility for identifying risks facing the Company, including implementing suitable mitigating processes and controls, assessing risks in relation to Company strategies and objectives, and appropriately managing risks in a manner that serves the best interests of the Company, its stockholders, and other stakeholders. Our board of directors is responsible for ensuring that an appropriate culture of risk management exists within the Company, overseeing our aggregate risk profile, and assisting management in addressing specific risks.

Generally, various committees of our board of directors oversee risks associated with their respective areas of responsibility and expertise. For example, our Audit Committee oversees, reviews and discusses with management and our independent registered public accounting firm, our major financial reporting and accounting risk exposures and the steps management has taken to monitor and mitigate those exposures. Our Compensation Committee oversees risks associated with our compensation policies, plans and practices. Our Nominating and Corporate Governance Committee oversees the management of risks associated with director independence and board composition and organization. Management and other employees report to the board and/or relevant committee(s) from time to time on risk-related issues.

Director Independence

Under the rules of The NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the closing of its initial public offering. In addition, the rules of The NASDAQ Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under the rules of The NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of Messrs. Mark Baker, Harold Burlingame, Byron Deeter, James McGeever, Robert Ward or Steven Singh, representing six of the seven directors who will serve on our board if Proposal 1 (election of directors) is approved by our stockholders, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of The NASDAQ Stock Market. Our board of directors also determined that Messrs. Baker, Burlingame and McGeever, who comprise our Audit Committee and our Compensation Committee, and Messrs. Deeter, Singh and Ward, who will comprise our Nominating and Corporate Governance Committee as of immediately prior to the Annual Meeting, satisfy the independence standards for those committees established by applicable SEC rules and the rules of The NASDAQ Stock Market. In making this determination, our board of directors considered the relationships that each non-employee director has with the Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Director Nominations

Candidates for nomination to our board of directors are selected by the Nominating and Corporate Governance Committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, and our Corporate Governance Principles. While there are no specific minimum qualifications for director nominees, the ideal candidate should exhibit qualifications that will increase overall board effectiveness, including independence, previous experience as a director or executive with other successful companies, the ability to meet other requirements under applicable rules (e.g., the requirement that members of the Audit Committee have an appropriate level of financial literacy and expertise), a high level of personal and professional ethics and integrity, proven achievement and competence in the nominee’s field, skills that are complementary to those of existing board members, the ability to assist and support management and make significant contributions to our success, and an understanding of the fiduciary duties belonging to members of the board and the commitment of time and energy necessary to diligently fulfill those duties. In evaluating the suitability of a director candidate, the Nominating and Corporate Governance Committee considers factors such as character, integrity, judgment, diversity of experience, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, potential conflicts of interest and other commitments.

The Nominating and Corporate Governance Committee makes an effort to ensure that our board’s composition reflects a broad diversity of experience, professions, skills, viewpoints, personal traits and backgrounds. However, the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, does not assign specific weights to particular criteria, and does not believe that any specific criterion is necessarily applicable to all prospective nominees. Instead, when reviewing a candidate, the committee reviews the candidate’s qualifications in light of the board’s specific needs at that time.

To date, the Nominating and Corporate Governance Committee has relied on its network of contacts to compile a list of potential candidates, but it is authorized to retain recruiting professionals to assist in identifying and evaluating candidates for consideration as needed. After conducting appropriate inquiries into the backgrounds and qualifications of potential candidates and reviewing the candidates in light of the factors discussed above, the Nominating and Corporate Governance Committee selects a nominee for recommendation to our board of directors by majority vote. Based on the Nominating and Corporate Governance Committee’s recommendation, our board of directors selects director nominees and recommends them for election by our stockholders. Our board of directors may also fill any vacancies that arise between annual meetings of stockholders.

Subject to the terms of our bylaws and other procedures established by us from time to time, the Nominating and Corporate Governance Committee will consider director candidates who are timely recommended by stockholders who have continuously held at least 100,000 shares of our common stock for at least 12 months prior to the submission of the recommendation. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of the requisite number of shares of our common stock during the 12-month period referenced above. If you would like the Nominating and Corporate Governance Committee to consider a prospective director, please follow the procedures in our bylaws and submit the required information to: General Counsel, Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404. The Nominating and Corporate Governance Committee evaluates all candidates in the same manner and using the same criteria, regardless of the source of the recommendation.

Code of Business Conduct and Ethics

We have adopted a code of business conduct that is applicable to all of our employees, officers and directors. In addition, we have adopted a code of ethics that is applicable to our chief executive and senior financial officers. Our code of business conduct is available on the Investor Relations page of our website at investors.cornerstoneondemand.com under “Corporate Governance.”

Communication with the Board of Directors

Any stockholder wishing to communicate with any of our directors may write to the director, c/o General Counsel, Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404. The Secretary will forward these communications directly to the director(s). The independent directors of the board review and approve the stockholder communication process periodically in an effort to enable an effective method by which stockholders can communicate with our board of directors.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board and Committee Meetings

During fiscal year 2011, our board of directors consisted of seven members: Adam Miller, R. C. Mark Baker, Harold W. Burlingame, Byron B. Deeter, James McGeever, Neil G. Sadaranganey, and Robert D. Ward. Mr. Sadaranganey has informed the Board that he will not stand for re-election at the Annual Meeting. On April 18, 2012, the board of directors adopted resolutions increasing the number of board seats from seven to eight and appointing S. Steven Singh to fill the newly created vacancy. The number of board seats will be reduced from eight to seven as of immediately prior to the Annual Meeting.

Our board of directors and its committees meet throughout the year on a set schedule, hold special meetings as needed, and act by written consent from time to time. The board of directors met six times during fiscal year 2011. Each director attended at least 75% or more of (a) the total number of meetings of the board of directors held during fiscal year 2011 and (b) the total number of meetings held by all committees of the board of directors on which such director served during fiscal year 2011. While we do not have a formal policy regarding director attendance at annual meetings of stockholders, we strongly encourage our directors to attend.

The following table sets forth the three standing committees of the board of directors, the members of each committee and the number of meetings held by each committee in fiscal year 2011:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
R. C. Mark Baker	✓	✓
Harold W. Burlingame	✓	✓ (Chair)
Byron B. Deeter			✓ (Chair)
James McGeever	✓ (Chair)	✓
Neil G. Sadaranganey(1)			✓
Robert D. Ward			✓
Number of Meetings:	4	3	1

(1)	Mr. Sadaranganey will not stand for re-election at the Annual Meeting. Effective as of immediately prior to the Annual Meeting, Mr. Singh will fill the vacancy on the Nominating and Corporate Governance Committee created by Mr. Sadaranganey’s departure. For more information, see the disclosure under “Proposal 1” below.

Board Committees

Our board of directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and the responsibilities described below. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee all operate under charters approved by our board of directors, which charters are available on the Investors Relations page of our website at investors.cornerstoneondemand.com under “Corporate Governance.”

Audit Committee. Our Audit Committee oversees our corporate accounting and financial reporting process and assists the board of directors in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:

•	overseeing the audit of our financial statements;

•	overseeing the organization and performance of our internal audit function and our internal accounting and financial controls

•	appointing our independent registered public accounting firm and reviewing and overseeing its qualifications, independence and performance; and

•	overseeing the management of risks associated with our financial reporting, accounting and auditing matters.

The members of our Audit Committee are Messrs. Baker, Burlingame and McGeever. Mr. McGeever is the chairman of our Audit Committee. Our board of directors has determined that each member of the Audit Committee meets the financial literacy requirements under the rules of The NASDAQ Stock Market and the SEC, and Mr. McGeever qualifies as our Audit Committee financial expert as defined under SEC rules and regulations. Our board of directors has concluded that the composition of our Audit Committee meets the requirements for independence under the current requirements of The NASDAQ Stock Market and SEC rules and regulations. We believe that the functioning of our Audit Committee complies with the applicable requirements of The NASDAQ Stock Market and SEC rules and regulations. The Audit Committee met four times during fiscal year 2011.

Compensation Committee. Our Compensation Committee oversees our corporate compensation policies, plans and programs. The Compensation Committee is responsible for, among other things:

•	assisting the board with respect to oversight of executive compensation, including compensation of our Chief Executive Officer;

•	approving and evaluating compensation plans, policies and programs related to executive compensation;

•	administering our equity compensation plans; and

•	reviewing and discussing with management the risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on our business.

The members of our Compensation Committee are Messrs. Baker, Burlingame and McGeever. Mr. Burlingame is the chairman of our Compensation Committee. Our board of directors has determined that each member of our Compensation Committee is independent within the meaning of the independent director guidelines of The NASDAQ Stock Market. We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, any applicable requirements of The NASDAQ Stock Market and SEC rules and regulations. The Compensation Committee met three times during fiscal year 2011. For more information regarding the procedures for the consideration and determination of executive compensation, see “Executive Compensation — Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee oversees and assists our board of directors in reviewing and recommending corporate governance policies and nominees for election to our board of directors. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	reviewing and making recommendations regarding corporate governance matters;

•	evaluating and making recommendations regarding the organization and governance of the board of directors and its committees;

•	assessing the performance of members of the board of directors and making recommendations regarding committee assignments;

•	recommending desired qualifications for board membership and conducting searches for potential members of the board of directors;

•	making recommendations to the board regarding director compensation; and

•	reviewing our Code of Business Conduct and Ethics and considering questions of possible conflicts of interest.

The members of our Nominating and Corporate Governance Committee are currently Messrs. Deeter, Sadaranganey and Ward. As noted above, Mr. Sadaranganey is not standing for re-election, and Mr. Singh will join the Nominating and Corporate Governance Committee effective as of immediately prior to the Annual Meeting. Mr. Deeter is the chairman of our Nominating and Corporate Governance Committee. Our board of directors has determined that each of Messrs. Deeter, Ward, Sadaranganey and Singh are independent within the meaning of the independent director guidelines of The NASDAQ Stock Market. We believe that the composition of our Nominating and Corporate Governance Committee meets the requirements for independence under, and the functioning of our Nominating and Corporate Governance Committee complies with, any applicable requirements of The NASDAQ Stock Market and SEC rules and regulations. Our Nominating and Corporate Governance Committee met once in fiscal year 2011. For additional information regarding our Nominating and Corporate Governance Committee, see the disclosure above under the heading “Director Nominations.”

Our board of directors may from time to time establish other committees.

Director Compensation

The following table sets forth information concerning compensation paid or accrued for services rendered to us by non-employee members of our board of directors for the fiscal year ended December 31, 2011. Adam Miller, who is our Chief Executive Officer, does not receive additional compensation for his services as a director.

Name	Fees earned or paid in cash ($)	Option awards ($)(3)(4)	Total ($)
Current non-employee directors:
R. C. Mark Baker	$34,541	$119,305	$153,846
Harold W. Burlingame	$40,083	$119,305	$159,388
Byron B. Deeter	$31,666	—	$31,666
James McGeever	$46,416	$73,307	$119,723
Neil G. Sadaranganey(1)	$29,687	—	$29,687
Robert D. Ward(2)	—	—	—

(1)	Mr. Sadaranganey is not standing for re-election at the Annual Meeting.
(2)	Mr. Ward waived his right to receive compensation for his service as a director during the fiscal year ended December 31, 2011.
(3)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 6, 2012. These amounts do not necessarily correspond to the actual value that may be recognized by the director.
(4)	The aggregate number of shares subject to stock options outstanding at December 31, 2011 for each non-employee director is as follows:

Name	Aggregate Number (#) of Stock Options Outstanding as of December 31, 2011
R. C. Mark Baker	100,000
Harold W. Burlingame	50,000
Byron B. Deeter	—
James McGeever	15,000
Neil G. Sadaranganey	—
Robert D. Ward	—

Non-employee directors receive an annual retainer of $35,000. The chair of our Audit Committee is paid an additional annual retainer of $20,000, and members of our Audit Committee other than the chair are paid an additional annual retainer of $5,000. The chair of our Compensation Committee is paid an additional annual retainer of $10,000, and members of our Compensation Committee other than the chair are paid an additional annual retainer of $3,000. The chair of our Nominating and Corporate Governance Committee is paid an additional annual retainer of $5,000, and members of our Nominating and Corporate Governance Committee other than the chair are paid an additional annual retainer of $2,500.

In addition to the compensation described above, each new non-employee director who joins our board in the future will be granted an initial stock option award to purchase shares of our common stock with a target value of $350,000 using Black-Scholes methodology upon election to our board. The exercise price of each such option will be equal to the fair market value of our common stock on the date of grant. Each initial stock option award will vest as to 1/3 of the shares subject to the option on the first anniversary of the date the director joined the board, and the remaining shares will vest monthly in equal increments over the following two years.

At the time of our initial public offering in March 2011, our Compensation Committee intended to grant existing non-employee directors stock option awards that would bring their equity holdings into line with what a new non-employee director would receive upon joining the board, except that the number of shares subject to the option awards was to be reduced to reflect any prior awards received by such non-employee directors. Effective January 1, 2012, our Compensation Committee granted an option to purchase 55,664 shares of our common stock to each of Messrs. Ward, Deeter and Sadaranganey, granted an option to purchase 36,690 shares to each of Messrs. Baker and Burlingame, and granted an option to purchase 39,700 shares of common stock to Mr. McGeever, in each case at an exercise price of $18.24 per share, the fair market value of our common stock on the date of grant. Each of these awards vests as to 1/3 of the shares subject to the option on the first anniversary of our initial public offering, and the remaining shares vest monthly in equal increments over the following two years.

In addition, all non-employee directors will receive, on the date of each of our annual stockholder meetings, an annual stock option award to purchase shares of our common stock with a target value of $175,000 using Black-Scholes methodology. The exercise price of each such option will be equal to the fair market value of our common stock on the date of grant. Each annual stock option award will vest on the first anniversary of the date of grant.

PROPOSAL 1

ELECTION OF DIRECTORS

General

As discussed above under the heading “Board and Committee Meetings,” during fiscal year 2011, our board of directors consisted of seven members: Adam Miller, R. C. Mark Baker, Harold W. Burlingame, Byron B. Deeter, James McGeever, Neil G. Sadaranganey, and Robert D. Ward. Mr. Sadaranganey has informed the board that he will not stand for re-election at the Annual Meeting. On April 18, 2012, the board of directors adopted resolutions increasing the number of board seats from seven to eight and appointing S. Steven Singh to fill the newly created vacancy. The number of board seats will be reduced from eight to seven as of immediately prior to the Annual Meeting. Mr. Singh was recommended as a candidate for director by Mr. Ward, one of our directors, and also by one of our financial advisors.

Our Certificate of Incorporation provides for a classified board of directors. Each person elected as a Class I director at the Annual meeting will serve for a three-year term expiring on the date of the 2015 annual meeting of stockholders. Our board of directors has nominated Messrs. Deeter, Ward and Singh for election as Class I directors at the Annual Meeting. The three nominees receiving the highest number of votes will be elected at the Annual Meeting. In the event a nominee is unable or declines to serve as a director, the proxies will be voted at the Annual Meeting for any nominee who may be designated by the board of directors to fill the vacancy. As of the date of this proxy statement, our board of directors is not aware of any nominee who is unable or will decline to serve as a director. Each Class I director will serve until the Company’s 2015 Annual Meeting of Stockholders and until he is succeeded by another qualified director who has been elected, or, if earlier, until his death, resignation or removal. Each Class I director nominee is currently a director of the Company. Messrs. Ward and Deeter are standing for re-election.

Information as of March 31, 2012 regarding our Class I nominees and other directors who will continue to serve on our board of directors after the Annual Meeting is set forth below:

Name of Nominee	Age	Position	Director Since
Class I Director Nominees
Byron B. Deeter	37	Director	2007
S. Steven Singh	50	Director	2012
Robert D. Ward	44	Director	2009

Class II Directors (term expires 2013)
James McGeever	45	Director	2010
Harold W. Burlingame	71	Director	2006

Class III Directors (term expires 2014)
Adam L. Miller	42	President and Chief Executive Officer, Director(1)	1999
R. C. Mark Baker	65	Director(2)	2003

(1)	Chairman of the board of directors
(2)	Appointed Lead Independent Director in April 2012

There is no family relationship among any of the nominees, directors and/or any of our executive officers. Our executive officers serve at the discretion of our board of directors. Further information about our directors, including each of the Class I director nominees, is provided below.

Adam L. Miller founded the company and has been our President and Chief Executive Officer since May 1999 and a member of our board of directors since May 1999. In addition to strategy, sales and operations,

Mr. Miller has led our product development efforts since our inception. Prior to founding Cornerstone, Mr. Miller was an investment banker with Schroders plc, a financial services firm. Since its formation, Mr. Miller has served as the Chairman of the Cornerstone OnDemand Foundation, which leverages Cornerstone’s expertise, solutions and partner ecosystem to help empower communities. Mr. Miller also writes and speaks extensively about talent management and on-demand software. Mr. Miller holds a J.D. from the School of Law of the University of California, Los Angeles (UCLA), an M.B.A. from UCLA’s Anderson School of Business, a B.A. from the University of Pennsylvania (Penn) and a B.S. from Penn’s Wharton School of Business. He also earned C.P.A. (inactive) and Series 7 certifications. We believe that Mr. Miller possesses specific attributes that qualify him to serve as a member of our board of directors, including his operational expertise and the historical knowledge and perspective he has gained as our Chief Executive Officer and one of our founders.

R. C. Mark Baker has been a member of our board of directors since October 2003. Mr. Baker is the founder of Touchstone Systems, Inc., a company that supplies voice over internet protocol, or VoIP, international voice termination services and hosted OSS services, and has served as its Chief Executive Officer since September 2003. Mr. Baker has a long history of working in the telecommunications industry, serving as an officer or director of various companies including Ionex Telecommunications, Inc., Birch Telecommunications, USA Global Link GmbH, Keyon Communications Holdings, Inc. and British Telecom, and held various senior positions with AT&T Corp., including Executive Vice President International, Vice President and General Manager-International Services, Vice President Strategy, as well serving as a member of AT&T’s senior management team. Mr. Baker has also served as a director of British Telecom Satellite Services, British Telecom Marine, NIS (Japan), McCaw Cellular USA, British Telecom Syncordia, AT&T Submarine Systems, Alestra (Mexico) and Telecom Italia. We believe that Mr. Baker possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience leading and managing technology companies and his past service as a director of other technology companies.

Harold W. Burlingame has been a member of our board of directors since March 2006. From December 2004 to July 2010, Mr. Burlingame served as Chairman of ORC Worldwide, Inc., a provider of human resource knowledge and solutions. In addition, since June 1998, Mr. Burlingame has served as a director of UniSource Energy Corporation, an owner of electric and gas service providers. Previously, Mr. Burlingame served as Executive Vice President of Human Resources for AT&T Corp. and as Senior Executive Advisor for AT&T Wireless. Mr. Burlingame received his B.A. in Communications from Muskingum College. We believe that Mr. Burlingame’s extensive experience in human resources and management qualifies him to serve as a member of our board of directors.

Byron B. Deeter has been a member of our board of directors since May 2007. Since April 2005, Mr. Deeter has been employed by Bessemer Venture Partners, a venture capital firm, and currently serves as a Partner. Prior to joining Bessemer Venture Partners, Mr. Deeter was as a director at International Business Machines Corporation from April 2004 to April 2005. Before that, Mr. Deeter held various positions in Trigo Technologies, Inc., including President and Chief Executive Officer, from January 2000 to November 2000, and Vice President, Business Development, from November 2000 to April 2004. Mr. Deeter holds a B.A. with honors from the University of California, Berkeley in Political Economies of Industrial Societies. We believe that Mr. Deeter possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the venture capital industry and his years of business and leadership experience.

James McGeever has been a member of our board of directors since June 2010. Mr. McGeever has served as the Chief Operating Officer of NetSuite Inc., a provider of business management applications, since July 2010. Prior to this role, Mr. McGeever served as NetSuite’s Chief Financial Officer from June 2000 to June 2010 and as its Director of Finance from January 2000 to June 2000. Prior to joining NetSuite, Mr. McGeever was the Controller of Clontech Laboratories, Inc., a biotechnology company, from 1998 to 2000 and the Corporate Controller at Photon Dynamics, Inc., a capital equipment maker, from 1994 to 1998. Mr. McGeever holds a B.Sc. from the London School of Economics. We believe that Mr. McGeever possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the management of technology companies and his experience in the software industry and with SaaS.

S. Steven Singh has served the Chief Executive Officer of Concur Technologies, Inc., a provider of integrated travel and expense management solutions, since 1996 and as a director of Concur since 1993, including service as Chairman of the Board of Directors since September 1999. From 1993 to 1996, Mr. Singh was General Manager of the Contact Management Division at Symantec Corporation, an international technology firm focused on protecting information and computer systems. Mr. Singh currently serves as Chairman of the GBTA Foundation Board and serves on the boards of directors of ClearTrip Inc., AdReady, and Washington Roundtable. We believe Mr. Singh possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience leading and managing technology companies and his service as a director of other technology companies.

Robert D. Ward has been a member of our board of directors since January 2009. Since 1999, Mr. Ward has been a Managing Director of Meritech Capital, a venture capital firm. Mr. Ward received a B.A. in political economy from Williams College and a M.S. in management from the Massachusetts Institute of Technology. We believe that Mr. Ward possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the venture capital industry.

For information regarding our corporate governance policies, including our code of business conduct and ethics, see “Corporate Governance” above.

Recommendation of the Board

Our board of directors recommends a vote FOR all three Class I director nominees to serve as Class I directors for three-year terms.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

We have adopted a formal written policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us, in which the amount involved exceeds $120,000, without the prior consent of our audit committee. In approving or rejecting any such proposal, our audit committee will take into account the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Related Party Transactions

In fiscal 2011, we were party to the following transactions in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

Investors’ Rights Agreement

We have entered into an investors’ rights agreement with certain holders of our common stock, including Adam Miller, our Chief Executive Officer, and entities affiliated with each of Bessemer Venture Partners, Meritech Capital, and Bay Partners, each of which is a holder of more than 5% of our capital stock, that provides for certain rights relating to the registration of their shares of common stock.

Subscription Services Agreement

James McGeever, a member of our board of directors since June 2010, is the Chief Operating Officer of NetSuite Inc. In December 2009, we entered into a subscription services agreement with NetSuite, under which we licensed the use of NetSuite’s enterprise resource planning software to manage portions of our financial systems. In fiscal 2011, we incurred expenses of $101,000 to NetSuite in license, maintenance and support fees under the terms of the agreement. In addition, we have paid approximately $135,000 in such fees for 2012.

Indemnification Agreements

We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Transactions with Cornerstone OnDemand Foundation

We formed the Cornerstone OnDemand Foundation in 2010. The Foundation’s board of directors has four members. Adam Miller, our Chief Executive Officer, serves as the chairman of the Foundation’s board. None of the other three directors is an officer or employee of our company. We intend to enter into a distribution agreement with the Foundation pursuant to which we will allow the Foundation to distribute our solution to non-profit organizations at significantly reduced rates on terms generally similar to terms in our other distribution agreements. This agreement will be negotiated on an arms-length basis, and Mr. Miller will recuse himself from the negotiations with respect thereto.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2012 with respect to the beneficial ownership of the our common stock by (i) each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director; (iii) each named executive officer listed in the table entitled “Summary Compensation Table” under the section entitled “Executive Compensation”; and (iv) all directors and executive officers as a group. As of March 31, 2012, 49,701,581 shares of our common stock were issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of the our common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. Unless otherwise noted below, the address of each stockholder listed on the table is c/o Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404.

Name and address of beneficial owner(1)	Shares of Common Stock Beneficially Owned(2)	Percentage
5% Stockholders:
FMR LLC(3)	6,360,304	12.8%
Entities affiliated with Meritech Capital(4)	4,669,174	9.4%
T. Rowe Price Associates, Inc.(5)	2,916,300	5.9%
Entities affiliated with Bessemer Venture Partners(6)	2,890,722	5.8%
Entities affiliated with Bay Partners(7)	2,887,765	5.8%
Named executive officers and directors:
Adam L. Miller(8)	6,654,171	13.3%
Perry A. Wallack(9)	789,188	1.6%
Steven D. Seymour(10)	1,005,674	2.0%
Vincent Belliveau(11)	265,000	*
David J. Carter(12)	157,813	*
Mark Goldin(13)	52,770	*
R. C. Mark Baker(14)	250,624	*
Harold W. Burlingame(15)	122,518	*
Byron B. Deeter(16)	21,647	*
James McGeever(17)	90,439	*
Neil G. Sadaranganey(18)	56,647	*
Robert D. Ward(19)	4,690,821	9.4%
All directors and executive officers as a group (12 people)(20)	14,157,312	27.9%

(*)	Represents beneficial ownership of less than 1%.
(1)	Information has not been provided for S. Steven Singh, who was appointed as a director subsequent to March 31, 2012 and did not beneficially own any of our common stock as of such date.
(2)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.
(3)	Based on the most recently available Schedule 13G jointly filed with the SEC on April 11, 2012 by FMR LLC, a Delaware limited liability company (“FMR”); Edward C. Johnson 3d, Chairman of FMR; and Fidelity Management & Research Company (“FM&RC”), a wholly owned subsidiary of FMR. In its capacity as an investment adviser to various investment companies, FM&RC may be deemed to be the beneficial owner of 6,350,404 shares. In its capacity as an investment manager of institutional accounts, Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly owned subsidiary of FMR, may be deemed to be the beneficial owner of 9,900 shares. Mr. Johnson, through his control of FMR, and FMR, in its capacity as a parent holding company, may each be deemed to have sole voting power with respect to 7,700 shares and sole dispositive power with respect to 6,360,304 shares, in each case held by direct and indirect subsidiaries of FMR. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109. The address of PGATC is 900 Salem Street, Smithfield, Rhode Island, 02917.

(4)	Consists of (i) 4,585,596 shares held of record by Meritech Capital Partners III L.P.; and (ii) 83,578 shares held of record by Meritech Capital Affiliates III L.P. Meritech Capital Associates III L.L.C., the general partner of Meritech Capital Partners III L.P. and Meritech Capital Affiliates III L.P., has sole voting and dispositive power with respect to the shares held by Meritech Capital Partners III L.P. and Meritech Capital Affiliates III L.P. The managing member of Meritech Capital Associates III L.L.C. is Meritech Management Associates III L.L.C. Paul S. Madera, Michael B. Gordon, Robert D. Ward and George H. Bischof, the managing members of Meritech Management Associates III L.L.C., share voting and dispositive power with respect to the shares. The address for each of these entities is 245 Lytton Avenue, Suite 350, Palo Alto, California 94301.
(5)	Based on the most recently available Schedule 13G filed with the SEC on February 10, 2012 by T. Rowe Price Associates, Inc. (“Price Associates”). These shares are owned by various individual and institutional investors for which Price Associates serves as investment advisor with voting and dispositive power over the shares. In its role as investment advisor, Price Associates had sole voting power with respect to 998,900 of the shares and sole dispositive power with respect to 2,916,300 of the shares as of December 31, 2011. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.
(6)	Consists of (i) 2,077,464 shares held of record by Bessemer Venture Partners VI L.P.; (ii) 699,425 shares held of record by Bessemer Venture Partners Co-Investment L.P.; (iii) 34,691 shares held of record by Bessemer Venture Partners VI Institutional L.P; and (iv) 79,142 shares held of record by Bessemer Venture Associates V LLC. Deer VI & Co. LLC is the general partner of each of Bessemer Venture Partners VI L.P. and Bessemer Venture Partners Co-Investment L.P. and is the manager of Bessemer Venture Partners VI Institutional L.P. (collectively referred to as the “Bessemer Venture Partners Entities”). David J. Cowan, J. Edmund Colloton, Robert M. Stavis, Robin S. Chandra and Robert P. Goodman are the executive managers of Deer VI & Co. LLC and share voting and dispositive power over the shares held by the Bessemer Venture Partners Entities. Mr. Deeter, one of our directors, has no voting or dispositive power with respect to the shares held by the Bessemer Venture Partners Entities. The address for these entities is 1865 Palmer Avenue, Suite 104, Larchmont, New York 10538.
(7)	Based on the most recently available Schedule 13G jointly filed with the SEC on March 2, 2012 by Bay Partners XI L.P. (“BP XI”), Bay Partners XI Parallel Fund, L.P. (“BPP XI”), Bay Management Company XI, LLC (“BMC XI”) and Stuart G. Phillips. BP XI may be deemed to have sole voting and dispositive power with respect to 2,873,363 shares, and BPP XI may be deemed to have sole voting and dispositive power with respect to 14,402 shares. BMC XI, the general partner of BP XI and BPP XI, and Mr. Phillips, the manager of BMC XI, may each be deemed to have sole voting and dispositive power with respect to the shares directly owned by BP XI and BPP XI. The address of each of these persons is 490 S. California Avenue, Suite 200, Palo Alto, CA 94306.
(8)	Consists of (i) 4,905,087 shares held of record by Mr. Miller; (ii) 1,322,629 shares held of record by the Miller Family Education GRAT dated June 25, 2010 for which Mr. Miller serves as trustee; (iii) 220,205 shares held of record by the 2010 Family GRAT for which Mr. Miller’s spouse serves as investment advisor; and (iv) 206,250 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2012.
(9)	Consists of (i) 650,751 shares held of record by Mr. Wallack; and (ii) 138,437 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2012.
(10)	Consists of (i) 872,966 shares held of record by Mr. Seymour; and (ii) 132,708 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2012.
(11)	Consists of 265,000 shares held of record by Mr. Belliveau.
(12)	Consists of 157,813 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2012.
(13)	Consists of (i) 4,749 shares held of record by Mr. Goldin; and (ii) 48,021 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2012.
(14)	Consists of (i) 136,356 shares held of record by Mr. Baker; and (ii) 114,268 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2012.

(15)	Consists of (i) 58,250 shares held of record by Mr. Burlingame; and (ii) 64,268 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2012.
(16)	Consists of 21,647 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2012. Mr. Deeter, one of our directors, is an employee of Bessemer Venture Partners, the management company affiliate of the Bessemer Venture Partners Entities, and has a passive economic interest in (a) a limited partner of Bessemer Venture Partners Co-Investment L.P. and (b) Deer VI & Co. LLC, the general partner of the Bessemer Venture Partners Entities. Mr. Deeter disclaims beneficial ownership of the shares held by the Bessemer Venture Partners Entities, except to the extent of his pecuniary interest therein.
(17)	Consists of (i) 60,000 shares held of record by Mr. McGeever, of which 21,667 shares remain subject to a right of repurchase exercisable by us in the event of Mr. McGeever’s termination of service; and (ii) 30,439 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2012.
(18)	Consists of (i) 35,000 shares held of record by Mr. Sadaranganey; and (ii) 21,647 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2012.
(19)	Consists of (i) the shares listed in footnote (4) above, which are held by the entities affiliated with Meritech Capital; and (ii) 21,647 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2012. Mr. Ward, one of our directors, is a managing member of Meritech Management Associates III L.L.C. and shares voting and dispositive power over the shares held by the entities affiliated with Meritech Capital. Mr. Ward disclaims beneficial ownership of the shares held by the entities affiliated with Meritech Capital, except to the extent of his individual pecuniary interest therein.
(20)	Consists of (i) 13,200,167 shares beneficially owned by the current directors and executive officers, of which 21,667 shares remain subject to a right of repurchase exercisable by us in the event of Mr. McGeever’s termination of service; and (ii) 957,145 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2012.

EXECUTIVE OFFICERS

Biographical data for each of our current executive officers is set forth below, excluding Mr. Miller’s biography, which is included under the heading “Proposal 1 — Election of Directors” above.

Executive Officers

Perry A. Wallack, age 42, co-founded the company and has served as our Vice President of Finance, and later as our Chief Financial Officer, since August 1999. Prior to co-founding the company, from 1998 to 1999, Mr. Wallack was a Business Manager with Grant, Tani, Barish and Altman, Inc., a business management firm. From 1992 to 1998, Mr. Wallack held several roles including, Staff Accountant (in both Audit and Tax), Senior Accountant (in both Audit and Tax) and Manager in Business Management at Ernst & Young LLP, an auditing firm. Mr. Wallack holds a B.A. in Economics from the University of Michigan, Ann Arbor and earned his C.P.A. (inactive) in 1996.

Steven D. Seymour, age 42, co-founded the company and has served as our Vice President of Strategic Accounts, and later as our Executive Vice President of Strategic Accounts, since January 2001. Prior to co-founding the company, Mr. Seymour was a Vice President in the High Net Worth group of Schroder plc, a financial services firm. Mr. Seymour holds a B.S. in Economics and a B.A. in English from the University of Southern California.

Vincent Belliveau, age 36, has served as our Senior Vice President and General Manager of Europe, Middle East and Africa, or EMEA, since September 2011 and was our General Manager of EMEA from June 2007 to September 2011. Prior to joining us, Mr. Belliveau served as the North East Europe Director of the Master Data Management and Information Integration Solutions division of International Business Machines Corporation, a technology systems and services company, from July 2005 to May 2007, and its EMEA Sales Director for its WebSphere Product Center Software from September 2004 to July 2005. In addition, from May 2002 until September 2004, Mr. Belliveau served as the European Sales Director at Trigo Technologies, Inc. Early in his career, from November 1997 until January 2000, Mr. Belliveau was a Business Analyst at McKinsey and Company. Mr. Belliveau received his Commerce Baccalaureate (B.Com) from McGill University, where he majored in Accounting and Finance.

David J. Carter, age 48, has served as our Senior Vice President of Sales since September 2011 and was our Vice President of Sales from June 2008 to September 2011. Prior to joining us, Mr. Carter served as Vice President of Sales at Accenture BPO Services, a wholly owned subsidiary of Accenture LLC, from June 2006 to June 2008, and Savista Corporation, which was acquired by Accenture LLC, from October 2004 to June 2006, both of which were human resource outsourcing services providers. Previously, Mr. Carter served as Vice President of Sales at Ceridian Corporation, a human resource services company, from July 2000 to October 2004. Prior to Ceridian, Mr. Carter was Vice President of Sales at ProBusiness Services, Inc., a provider of payroll and benefits administration solutions. Mr. Carter holds a B.A. in Economics from Clark University.

Mark Goldin, age 50, has served as our Chief Technology Officer since June 2010. Prior to joining us, Mr. Goldin served as Chief Technology Officer at DestinationRx, Inc., a healthcare data management company, from September 2009 to June 2010. From August 2005 to September 2008, Mr. Goldin was Chief Operations and Technology Officer at Green Dot Corporation, a financial services company. Prior to Green Dot, from December 1992 to August 2005, Mr. Goldin served as Senior Vice President and Chief Technology Officer at Thomson Elite, a provider of technology solutions for professional services firms and currently part of Thomson Reuters Corporation.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee consists of three non-employee directors: Messrs. Deeter, Burlingame and Ward, each of whom the board has determined is independent under the applicable NASDAQ rules. The Compensation Committee has duties and powers as described in its written charter adopted by our board of directors. A copy of the charter can be found on the Company’s website at investors.cornerstoneondemand.com/governance.cfm.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the following section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to our board of directors that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.

Members of the Compensation Committee

R.C. Mark Baker

Harold W. Burlingame

James McGeever

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about the material components of our compensation program for those individuals named in the table entitled “Summary Compensation Table” under the section entitled “Executive Compensation and Related Information” referred to herein as our named executive officers, or NEOs, and is intended to provide a better understanding of our compensation practices and decisions that affected the compensation payable in 2011 to our NEOs.

Our NEOs for 2011 were Adam Miller, President and Chief Executive Officer; Perry Wallack, Chief Financial Officer; Steven Seymour, Executive Vice President of Strategic Accounts; Vincent Belliveau, Senior Vice President and General Manager of Europe, Middle East and Africa; and Mark Goldin, our Chief Technology Officer. In addition, we are voluntarily including information for Dave Carter, our Senior Vice President of Sales, who was not an NEO for 2011. References to the term “NEO” in the following sections include Mr. Carter.

Executive Summary

The success of our business is driven by rapidly changing technology and the services we can provide to our customers. In order to stay competitive in our industry, our compensation packages are designed to attract, retain and incentivize our executive team and to align our compensation practices with the creation of value for our stockholders. We believe our compensation programs are effectively designed to reward our executives when our business performs well, which in turn strengthens the ties between our performance and stockholder value. Our executive compensation programs for 2011 continue to consist of base salary, annual cash bonus opportunities and long-term equity incentives.

For 2011, we believe our compensation programs delivered payouts commensurate with our strong performance. Highlights of our 2011 compensation practice include the following:

•	Base salaries of certain of our NEOs increased in order to align their salaries more closely with those of executives of other post-IPO companies;

•

The Company exceeded its revenue and unlevered free cash flow performance targets and paid annual bonuses to our NEOs consistent with the design of our executive compensation program to link actual pay directly to Company performance; and

•

Our long-term equity incentive program is still predominately in the form of stock options, which promotes long-term stockholder interests since the value of the stock options is directly related to increases in the value of our common stock.

The specific compensation principles, components and decisions during 2011 are discussed in more detail below.

General Compensation Philosophy

Our general compensation philosophy is to provide programs that attract, retain and motivate key employees who are critical to our long-term success. We strive to provide compensation packages to our executives that are competitive, reward the achievement of our business objectives, and align executive and stockholder interests by enabling our executives to acquire equity ownership in our business.

Compensation Decision Process

Role of Compensation Committee. Our Compensation Committee is comprised of the following individuals: Mark Baker, Harold W. Burlingame and James McGeever. The Compensation Committee is responsible for the administration of our compensation programs and makes compensation determinations for all executives. With respect to certain aspects of our compensation programs, the Compensation Committee makes determinations and recommendations that are then submitted to the board of directors for its approval.

Our Compensation Committee operates under a written charter that establishes the duties and authority of the Compensation Committee. The fundamental responsibilities of the Compensation Committee include the following:

•	Providing oversight of our executive compensation policies, plans and benefit programs, including recommending improvements or changes to such policies, plans and programs to our board;

•

Reviewing and approving in connection with the board, for each of our executive officers, including our CEO: annual base salary; annual incentive bonus, including specific goals and payouts; equity compensation; employment agreements, if any; severance arrangements and change in control arrangements; and any other benefits, compensation or arrangements;

•	Overseeing and administering our equity compensation plans; and

•	Reviewing and discussing with management any risks arising from our compensation policies and practices.

Role of Independent Compensation Consultant. The Compensation Committee has the authority to engage its own advisors to assist it in carrying out its responsibilities and has engaged Compensia, Inc. (“Compensia”) to serve as its advisor with respect to its compensation programs, including advising on the market compensation environment, appropriate peer companies and compensation trends. Compensia reports directly to the Compensation Committee and interacts with management, as necessary. Compensia did not perform work for the Company other than pursuant to its engagement by the Compensation Committee. Compensia’s fees were paid by the Company.

In determining the appropriate level and form of compensation for 2011, the Compensation Committee reviewed market data relating to the cash and equity compensation of similarly-sized high-technology companies, and newly public companies provided by Compensia. The market data also included a specific set of peer companies comprised of publicly-held software companies. The Compensation Committee reviewed and considered the data presented by Compensia, but did not engage in any benchmarking or targeting of any specific levels of pay.

The following companies comprised the peer group for compensation purposes in 2011:

Callidus Software Inc.	NetSuite Inc.
Concur Technologies Inc.	RightNow Technologies, Inc.
Constant Contact, Inc.	Saba Software, Inc.
Dealertrack Holdings, Inc.	salesforce.com, inc.
DemandTec, Inc.	SuccessFactors, Inc.
Kenexa Corporation	Taleo Corporation
Lawson Software, Inc.	Ultimate Software Group, Inc.
LogMeIn, Inc.	Vocus, Inc.

The peer group was determined using the following criteria:

•	SaaS and other application systems and/or internet software companies;

•	Comparable and aspirational companies in terms of stage of development and financial profiles; and

•	Companies that the Compensation Committee believes reflect those companies that we consider to be similar to, and competitive with, the Company in the market for executive talent.

Under the direction of the Compensation Committee, Compensia provided competitive market data to review our compensation programs, identify trends in executive and equity compensation and make recommendations as to appropriate levels of compensation for 2011. While Compensia’s analysis and recommendations were a strong factor in determining 2011 compensation levels, the Compensation Committee used its discretion in setting appropriate compensation levels and, in some cases, selected compensation levels that were different from those recommended by Compensia.

Role of Management

Members of the Company’s management typically do not attend Compensation Committee meetings. At the outset of the 2011 annual compensation decision process, our CEO reviewed the compensation of our executive management team (including the NEOs other than himself) and made recommendations to the members of the Compensation Committee with respect to base salary and bonus and commission targets for the executives (but not for his own compensation). The Compensation Committee retains the authority to accept or reject the CEO’s compensation recommendations for all executive officers, and, where it deemed appropriate, made adjustments to the CEO’s recommendations when determining appropriate compensation levels. All decisions regarding the CEO’s compensation for 2011 were recommended by the Compensation Committee and reviewed and approved by the independent members of the board outside the CEO’s presence.

Say on Pay Vote

As a newly public company, our stockholders have yet to cast an advisory vote on our executive compensation. Our first stockholder advisory vote on our executive compensation will occur at the Annual Meeting (see Proposal 2). Thus, the Compensation Committee did not set or change 2011 executive compensation as a result of any prior stockholders’ advisory vote. The Compensation Committee expects to consider input from stockholders and the outcome of any say-on-pay votes when making future executive compensation decisions.

Components of NEO Compensation

The compensation program for our NEOs consists of:

•	Base salary;

•

Short-term incentives, specifically sales commissions and milestone bonuses for commissioned NEOs (Messrs. Carter and Belliveau) and annual bonuses for non-commissioned NEOs (Messrs. Miller, Seymour, Wallack and Goldin);

•	Long-term incentives (equity awards);

•	Broad-based employee benefits; and

•	Severance and change of control benefits.

We believe the combination of these elements provides a compensation package that attracts and retains qualified individuals, links individual performance to our performance, focuses the NEOs’ efforts on the achievement of both our short-term and long-term objectives as a company, and aligns the NEOs’ interests with those of our stockholders. The Compensation Committee determines the appropriate use and weight of each component of NEO compensation based on its views of the relative importance of each component in achieving our overall objectives and position-specific objectives relevant to each NEO.

Base Salary

We provide a base salary to our NEOs to compensate them for services rendered on a day-to-day basis. The base salaries of our NEOs are reviewed on an annual basis and adjustments are made to reflect changes in responsibilities and competitive conditions. The following table provides the base salaries of our NEOs for 2010 and 2011:

Named Executive Officer	2010 Base Salary		2011 Base Salary
Adam Miller	$310,000		$425,000	(1)
Perry Wallack	$240,000		$295,000	(2)
Steven Seymour	$285,000		$305,000	(3)
David Carter	$230,000		$240,000	(4)
Vincent Belliveau	$226,656	(5)	$255,324	(6)
Mark Goldin	$250,000		$250,000

(1)	Mr. Miller’s base salary was increased from $310,000 to $360,000 on January 1, 2011. Pursuant to the terms of Mr. Miller’s employment agreement, his annual base salary was further increased from $360,000 to $425,000 upon the initial listing of our securities on the NASDAQ Global Market.
(2)	Pursuant to the terms of Mr. Wallack’s employment agreement, his base salary increased from $240,000 to $295,000 upon the initial listing of our securities on the NASDAQ Global Market.
(3)	Pursuant to the terms of Mr. Seymour’s employment agreement, his base salary increased from $285,000 to $305,000 upon the initial listing of our securities on the NASDAQ Global Market.
(4)	In connection with his promotion to Senior Vice President of Sales, on September 2, 2011, the Compensation Committee approved an increase of Mr. Carter’s base salary from $230,000 to $240,000.
(5)	This amount reflects a base salary of €160,000, which has been converted into U.S. Dollars at the exchange rates in effect when payments were made.
(6)	In connection with his promotion to Senior Vice President and General Manager of EMEA, on September 2, 2011, the Compensation Committee approved an increase of Mr. Belliveau’s base salary from €180,000 to €195,000. The amount in the table reflects a base salary of €195,000 from September 2, 2011 to December 31, 2011 and a base salary of €180,000 from January 1, 2011 to September 1, 2011, in each case converted into U.S. Dollars at the exchange rates in effect when payments were made.

Base salaries were adjusted in 2011 based on 2010 corporate and individual performance and the market data provided by Compensia, and to recognize the contributions that were necessary from the NEOs as we transitioned to operating as a public company. In connection with the negotiation of the employment agreements of Messrs. Miller, Seymour and Wallack, the Compensation Committee agreed to increase their base salaries upon the listing of our securities on a national securities exchange so that the base salaries of Messrs. Miller, Seymour and Wallack were more in line with salary levels of executives at publicly held corporations in our industry. In addition, in September 2011, Mr. Belliveau’s salary was increased as a result of his promotion to Senior Vice President and General Manager of EMEA, and Mr. Carter’s salary was increased as a result of his promotion to Senior Vice President of Sales to compensate him for his additional responsibilities in his new position. The Compensation Committee determined that the salary increases for the NEOs would be appropriate to provide them with additional incentives and to further align their interests with our stockholders by rewarding the NEOs for strong corporate performance.

In determining the salaries, the Compensation Committee reviewed and considered various market data presented by Compensia as well as the factors described above under the heading “— Compensation Discussion and Analysis — Compensation Decision Process.” We did not engage in any benchmarking or targeting of any specific levels of pay when determining base salary levels.

Short-Term Incentives (Cash Bonuses and Sales Commissions)

Our short-term incentive program seeks to balance our NEOs’ focus on our company goals as well as reward their individual performance through the use of an executive compensation plan and separate sales commission plans, as appropriate for each NEO’s position. Each of Messrs. Miller, Seymour, Wallack and Goldin participate in an executive compensation plan under which bonuses may be earned upon our achievement of specified performance goals. Considering their sales positions within our organization, Mr. Belliveau and Mr. Carter participate in individualized sales commission plans that are similar to the plans used for all of our sales employees, as described below. Both our executive compensation plan and our executive sales commission plans are treated as “non-equity incentive plan compensation” for purposes of the Summary Compensation Table and Grants of Plan-Based Awards Table below.

2011 Executive Compensation Plan

For 2011, the Compensation Committee established an executive compensation plan for Messrs. Miller, Seymour, Wallack and Goldin. Under the terms of the executive compensation plan, each NEO was entitled to receive a bonus that would vary in size depending on our success in meeting certain performance thresholds and targets with respect to a number of different performance metrics, including revenue, unlevered free cash flow and non-GAAP net loss. No bonus payout for a particular performance metric would be earned unless the performance threshold for that metric was met, and bonus payouts would be calculated linearly for achievement between the performance thresholds and targets.

The following table shows the performance metrics and weighting established by the Compensation Committee and the board for the 2011 Executive Compensation Plan:

Performance Metric	Weighting(1)
Revenue(2)	50%
Unlevered Free Cash Flow(3)	30%
Non-GAAP net loss(4)	20%

(1)	The amount payable with respect to each metric may be greater or less than the assigned weighting depending on the extent to which the Company’s performance exceeded or fell short of the applicable target.
(2)	Represents gross revenue excluding non-cash common stock warrant charges.
(3)	Unlevered free cash flow is net cash provided by operating activities, less capitalized software development costs and purchases of property and equipment, plus cash paid for interest.
(4)	Non-GAAP net loss is net loss adjusted to exclude expenses related to common stock warrant charges, stock-based compensation and related employer-paid payroll taxes, changes in the fair value of preferred stock warrants, accretion related to preferred stock, amortization of debt discount and issuance costs, fees related to the early retirement of debt, and expenses associated with our withdrawn secondary offering.

The following tables show the target, minimum and maximum levels of performance and the bonus percentages corresponding with such levels of achievement for each NEO established by the Compensation Committee and the board for the 2011 Executive Compensation Plan:

	Minimum(1)	Target	Maximum
Revenue(2)	$70,000,000	$71,428,572	$74,250,000
Unlevered Free Cash Flow	$(5,000,000)	$(3,803,740)	N/A	(3)
Non-GAAP net loss	$(12,000,000)	$(11,000,000)	N/A	(3)

(1)	No bonus payment for the applicable performance metric will be earned unless the performance threshold for that performance metric is met.
(2)	Represents gross revenue excluding non-cash common stock warrant charges.
(3)	No additional bonus will be paid for this performance metric regardless of the extent to which the Company’s performance exceeded its performance targets.

Bonus Percentages for NEOs

The table below shows the percentage of an individual’s bonus that corresponds with the achievement of the performance targets above. For example, the 50% minimum in the “Revenue” column below represents that upon achievement of minimum performance with respect to the revenue metric, the individual’s bonus will be calculated based on 50% achievement of that particular performance metric.

	Revenue			Unlevered Free Cash Flow			Non-GAAP net loss
	Minimum	Target	Maximum	Minimum	Target	Maximum(1)	Minimum	Target	Maximum(1)
Adam Miller	50%	100%	200%	50%	100%	100%	50%	100%	100%
Perry Wallack	35%	70%	140%	35%	70%	70%	35%	70%	70%
Steven Seymour	35%	70%	140%	35%	70%	70%	35%	70%	70%
Mark Goldin	0%	45%	90%	22.5%	45%	45%	22.5%	45%	45%

(1)	Represents the maximum bonus amount payable regardless of the extent to which the Company’s performance exceeded its performance targets.

To increase focus on operating results and to align the NEOs’ interests with our stockholders, the Compensation Committee determined that these performance metrics were appropriate measurements of our performance, as revenue measures our growth rates, unlevered free cash flow measures the cash profitability and margin potential of our business, and net loss measures our execution on expenditures relative to our revenue growth.

The following table shows the minimum, target, and maximum bonus amounts under the 2011 Executive Compensation Plan for each of Messrs. Miller, Seymour, Wallack and Goldin. To the extent that the Company’s achievement was greater or less than the specified targets, the bonus amounts payable to each individual would be increased or decreased, respectively. The Compensation Committee determined these target bonus amounts based on the reasons below and the compensation factors described above under the heading “— Compensation Discussion and Analysis — Compensation Decision Process.”

	Minimum Bonus Amount(1)		Target Bonus Amount(2)		Maximum Bonus Amount(3)
	$	% of Base Salary	$	% of Base Salary	$	% of Base Salary
Adam Miller	42,500	10	425,000	100	637,500	150
Perry Wallack	20,650	7	206,500	70	309,750	105
Steven Seymour	21,350	7	213,500	70	320,250	105
Mark Goldin(4)	11,250	4.5	112,500	45	168,750	67.5

(1)	Represents the minimum bonus amount payable if the Company met only its performance threshold for non-GAAP net loss, the metric with the lowest weighting. No bonus was payable if the Company failed to meet the performance threshold for at least one metric.

(2)	Represents the bonus amount payable if the Company achieved its full performance target with respect to each performance metric.
(3)	Represents the maximum bonus amount payable regardless of the extent to which the Company’s performance exceeded its performance targets.
(4)	On September 9, 2011, the Company filed an 8-K clarifying that, similar to the other NEOs, Mr. Goldin was eligible to receive a maximum bonus with respect to the revenue performance goal. On September 2, 2011, the Compensation Committee approved an increase of Mr. Goldin’s target bonus amount from 30% of his base salary to 45% of his base salary.

The Compensation Committee determined that these bonus targets were appropriate based on its review of the compensation practices of our peer group and enabled us to appropriately proportion our NEOs’ total cash compensation with respect to performance-based compensation.

In early 2012, the Compensation Committee reviewed the 2011 performance metrics to determine the level of achievement relative to each performance target and threshold amount. The 2011 achievement levels for the performance targets were as follows:

	2011 Actual Performance	Effect on Calculation of Bonuses
Revenue(1)	$75,522,000	Bonus calculated upon achievement of maximum level
Unlevered Free Cash Flow	$(1,431,000)	Bonus calculated upon achievement of target level(2)
Non-GAAP net loss	$(12,835,000)	No bonus payment assigned to this performance metric as minimum performance threshold not achieved

(1)	Represents gross revenue excluding non-cash common stock warrant charges.
(2)	Even though performance was above target, payout at this particular performance metric was limited to target levels.

Based on the performance levels listed above, bonus payments under the 2011 Executive Compensation Plan were as follows:

Name	2011 Bonus Amount
Adam Miller	$552,500
Perry Wallack	$268,450
Steven Seymour	$277,550
Mark Goldin	$146,250

Sales Commission Plans

Because much of Mr. Belliveau’s and Mr. Carter’s responsibilities are focused on sales of our solution, the Compensation Committee determined that it would be more appropriate for Mr. Belliveau and Mr. Carter to participate in sales commission plans with terms that correspond to the results achieved by their respective direct sales teams rather than in the executive compensation plan described above. Mr. Belliveau and Mr. Carter therefore earned commissions based on the total sales of their respective direct sales teams, with Mr. Belliveau’s commissions based on direct sales in Europe, the Middle East and Africa, and Mr. Carter’s commissions based on all direct sales in North America. The commission targets were determined by the Compensation Committee based in part on the recommendations of the CEO, which took into account the compensation factors described above under the heading “— Compensation Discussion and Analysis — Compensation Decision Process.” The Compensation Committee designed Mr. Belliveau’s and Mr. Carter’s commission structure both to reward them for their past success and to support our retention efforts.

During 2011, Messrs. Belliveau and Carter were eligible to receive commissions based on total sales in their respective sales territories. The rate at which commissions are earned by each sales executive is highest in the first year of each client agreement and decreases each year thereafter and, with respect to Mr. Belliveau only, depends on whether the client agreement is a new agreement or a renewal. With respect to any client agreement entered into in 2011, no commissions will be paid with respect to revenue invoiced and received by us in the fourth year of the client agreement and beyond. To the extent a client agreement has a term of less than three years and is renewed, the agreement is treated as a multi-year contract, except that commission rates decline in the second and third years of the agreement. For 2011, the Compensation Committee established a sales quota for each of the sales executives. Mr. Belliveau’s total quota for 2011 was $11,382,800 (based on a $1.2935 U.S. Dollar to Euro exchange rate as of January 2, 2012), and Mr. Carter’s quota for 2011 was $25,000,000 in total revenue from direct sales in North America. To the extent that a sales executive exceeded his quota for revenue in 2011, such sales executive’s commission rate was increased with respect to revenue invoiced and received by us in excess of the quota.

In addition, each sales executive was also eligible for a bonus if he met certain milestone sales targets. If Mr. Belliveau achieved specified milestones by specified dates, he would be eligible to receive a bonus of $6,468 upon completion of each milestone (based on a $1.2935 U.S. Dollar to Euro exchange rate as of January 2, 2012). If Mr. Carter achieved specified milestones by specified dates, he would be eligible to receive a bonus of either $5,000 or $10,000 upon completion of each milestone.

For 2011, the following table shows the targets and amounts earned by each sales executive under such executive’s 2011 sales commission plan:

	Target 2011 Commission(1)		Target 2011 Bonus		2011 Commission Earned(3)		Target 2011 Bonus Earned(5)
Vincent Belliveau	$220,542	(2)	$25,870	(2)	$185,440	(4)	$27,494	(6)
David Carter	$206,250		$30,000		$138,253		$15,000

(1)	This amount represents the total performance-based commissions that would have been earned under the 2011 commission plan assuming that (i) the sales executive achieved the sales quotas established under his 2011 commission plan, (ii) all first-year subscription revenue and consulting services revenue relating to client agreements entered into in 2011 was invoiced and received by us in 2011, and (iii) with respect to Mr. Belliveau only, none of the sales contracts entered into were renewals.
(2)	Mr. Belliveau’s Target 2011 Bonus was €20,000. Amounts have been converted into U.S. Dollars at a rate of $1.2935 Dollars per Euro, the exchange rate in effect on January 2, 2012.
(3)	This amount represents the total performance-based commissions earned by Mr. Belliveau and Mr. Carter under the 2011 commission plan, including, with respect to Mr. Belliveau only, revenue from renewals. Each executive also earned additional commissions for second-year revenue and third-year revenue received by us in 2011 with respect to client agreements entered into in prior years under sales commission plans established in such years for each such executive, which commission amounts are not reflected in this amount. In addition to the amounts presented in this table, Messrs. Belliveau and Carter are expected to earn an additional $65,503 and $89,758, respectively, in performance-based commissions in 2012 in connection with software and services revenue that (i) was invoiced by us in 2011 under contracts entered into in 2011 but (ii) had not been received by us as of the end of 2011. (The $65,503 expected to be received by Mr. Belliveau in 2012 has been converted into U.S. Dollars at a rate of $1.2935 Dollars per Euro, the exchange rate in effect on January 2, 2012). For the commissions earned in 2011 under the 2011 sales commission plan and under plans established for prior years, see the non-equity incentive plan compensation column of the Summary Compensation Table below.
(4)	Amount represents the sum of payments made to Mr. Belliveau converted from Euros into U.S. Dollars at the exchange rates in effect when the payments were made.
(5)	Represents milestone bonuses paid upon the achievement of certain milestone sales targets.

(6)	Mr. Belliveau was paid €20,000. Amounts have converted into U.S. Dollars at the exchange rates in effect when the payments were made.

Long-Term Incentives (Equity Awards)

We grant equity awards to motivate and reward our NEOs for achieving long-term performance goals as reflected in the value of our common stock, which we believe aligns the interests of our NEOs with those of our stockholders. Historically, the equity awards we have granted pursuant to our equity incentive plans have been limited to stock options with exercise prices equal to the fair market value of our common stock on the date of grant as determined by the board, and restricted stock units. In determining the size of these awards, we have not applied a rigid formula. Instead, the Compensation Committee has determined the size of equity awards based on the range of prior awards granted to the executive team, with consideration given to the nature of each NEO’s position and experience and to then-current market conditions.

In connection with our entry into the employment agreement with Mr. Goldin, on September 20, 2010, our board granted Mr. Goldin an option to purchase 215,000 shares of our common stock. We granted Mr. Goldin’s equity award in the form of a stock option, because we believed that such a grant would provide the appropriate retention incentive for Mr. Goldin as well as a means of rewarding him for helping to achieve our long-term goals and increase stockholder value. However, as the board continued to monitor Mr. Goldin’s equity position, it determined that this initial equity grant was not sufficient to achieve these purposes. To additionally incentivize Mr. Goldin to achieve our long-term strategic goals, thereby increasing stockholder value, and to provide him a further retention incentive, on January 14, 2011, our board granted Mr. Goldin an award of restricted stock units for 30,000 shares of common stock. The restricted stock units vest over a four-year period with 1/4 of the restricted stock units scheduled to vest on each of the first four anniversaries of the vesting commencement date.

On October 1, 2011, in connection with Mr. Belliveau’s promotion to Senior Vice President and General Manager of EMEA, Mr. Belliveau was granted a stock option to purchase 150,000 shares of our common stock. The stock option is scheduled to vest over a four-year period with 1/4 of the shares subject to the stock option scheduled to vest on the first anniversary of the vesting commencement date and the remaining shares subject to the stock option scheduled to vest in equal monthly installments thereafter.

On October 1, 2011, in connection with Mr. Carter’s promotion to Senior Vice President of Sales, Mr. Carter was granted a stock option to purchase 50,000 shares of our common stock. The stock option is scheduled to vest over a four-year period with 1/4 of the shares subject to the stock option scheduled to vest on the first anniversary of the vesting commencement date and the remaining shares subject to the stock option scheduled to vest in equal monthly installments thereafter.

In determining the equity incentive awards for Messrs. Belliveau and Carter, the Compensation Committee considered a number of factors, including the executive’s position with us and his total compensation package as well as the executive’s contribution to the success of our financial performance and the equity compensation practices of our peer group. The Compensation Committee granted stock options to reward both the achievement of long-term goals and to provide a powerful retention tool. Stock options increase stockholder value and reward achievement of our long-term strategic goals since the value of the stock options are directly related to the value of our common stock.

In addition, as consideration for Mr. Belliveau agreeing not to exercise and sell shares subject to a previous option grant prior to a specified date (which was beneficial to the Company from a tax perspective), our board of directors granted Mr. Belliveau an award of 50,000 restricted stock units that, subject to certain vesting acceleration provisions, are scheduled to vest on the second anniversary of the grant date.

Our remaining NEOs did not receive any equity awards during 2011 as the board and the Compensation Committee believed each of the NEO’s then-current equity holdings were sufficient to incentivize the NEO and appropriately aligned his interests with those of our stockholders.

We currently do not have stock ownership guidelines for our NEOs.

We expect our Compensation Committee to periodically review our NEOs’ compensation, including the retention and incentive value of their equity awards, in order to determine whether to grant any additional equity awards in the future.

Broad-Based Employee Benefits

Our compensation program for our NEOs also includes employee benefits that are generally available to our other employees. These benefits include medical, dental, vision, long-term disability and life insurance benefits, as well as flexible spending accounts. We also periodically provide meals on premise to employees in our offices. Our NEOs receive these benefits on the same basis as our other full-time U.S. employees. Offering these benefits serves to attract and retain employees, including our NEOs. We anticipate that we will periodically review our employee benefits programs in order to ensure that they continue to serve these purposes and remain competitive.

We have established a tax-qualified Section 401(k) retirement savings plan for our employees generally, subject to standard eligibility requirements. Under this plan, participants may elect to make pre-tax contributions to the plan of up to a certain portion of their current compensation, not to exceed the applicable statutory income tax limitation. Currently, we do not match contributions made by participants. The plan currently qualifies under Section 401(a) of the Internal Revenue Code, such that contributions to the plan, and income earned on those contributions, are not taxable to participants until withdrawn from the plan.

We established the 2010 Employee Stock Purchase Plan, or ESPP, which our board has adopted and which our stockholders approved. Although approved by our board, we have chosen to delay the commencement of the ESPP. If we do implement the ESPP, the ESPP administrator, as defined below, will determine who is eligible to participate in the ESPP, which may include our NEOs.

Employment Contracts, Termination of Employment and Change-In-Control Agreements

Our board believes that maintaining a stable and effective management team is essential to our long-term success and achievement of our corporate strategies, and is therefore in the best interests of our stockholders. We have entered into employment agreements with each of our NEOs that provide for base salary, bonuses and/or sales commissions, employee benefit plan participation, and in certain instances, severance or other payments upon a qualifying termination of employment or change of control. In connection with our becoming a publicly traded company, we revised these employment agreements and/or entered into new employment agreements with our NEOs, which may include change-in-control and severance arrangements that provide them with assurances of specified severance benefits in the event that their employment is terminated and such termination is a qualifying termination under their respective agreements.

We recognize that these severance benefits may be triggered at any time. Nonetheless, we believe that it is imperative to provide these individuals with these benefits to secure their continued dedication to their work, notwithstanding the possibility of a termination by us, and to provide them with additional incentives to continue employment with us. In determining appropriate severance payment and benefit levels for our NEOs, the Compensation Committee and the board relied on a number of factors, including their experience with and understanding of current market practice, relative severance packages within the company, and current severance arrangements. The level of benefits and triggering events to receive such benefits were chosen to be broadly consistent with the Compensation Committee’s and the board’s view of prevailing competitive practices. The final severance payment and benefit levels were determined after extensive negotiations with each NEO and were evaluated in terms of the overall compensation packages for each NEO. We believe that these severance benefits are competitive with severance benefits provided to similarly situated individuals at companies with which we compete for talent, and that they are appropriate given that generally their actual payment is contingent upon the individual releasing us from claims relating to the termination.

We also recognize that the possibility that we may in the future undergo a change in control, and that this possibility, and the uncertainty it may cause among our NEOs may result in their departure or distraction to the detriment of our company and our stockholders. Accordingly, our board and Compensation Committee decided to take appropriate steps to encourage the continued attention, dedication and continuity of certain key executive to their assigned duties without the distraction that may arise from the possibility or occurrence of a change in control. As a result, we have entered into agreements with certain of our NEOs that provide additional benefits in the event of a change in control. For more detail, see “Potential Payments upon Termination or Change in Control.”

We consider these severance protections to be an important part of our NEO’s compensation. These arrangements are consistent with our overall compensation objectives because we believe such arrangements are competitive with arrangements offered to executives by companies with whom we compete for executives and are critical to achieve our business objective of management retention. We believe that this severance protection is competitively necessary to retain our NEOs and is imperative to (i) secure the continued dedication and objectivity of our NEOs, including in circumstances where we may undergo a change of control, and (ii) provide the NEOs with an incentive to continue employment with us and motivate them to maximize our value for the benefit of our stockholders.

For information regarding certain relationships and related transactions, and director independence, including our code of business conduct and ethics, see “Employment Contracts, Termination of Employment and Change-In-Control Agreements” above.

Tax Considerations

Based on the limitations imposed by Section 162(m) of Internal Revenue Code, we generally cannot deduct compensation paid to our Chief Executive Officer and to certain other highly compensated officers that exceeds $1,000,000 per person in any fiscal year for federal income tax purposes, unless it “performance-based,” as defined under Section 162(m). Salary and bonus compensation is subject to these limits, as is the excess of the current market price over the option exercise price, or option spread, at the time of exercise of any stock option, unless it is treated as an incentive stock option or it meets certain other requirements. We believe all options we have granted to date have met these requirements. Additionally, under an exception to Section 162(m), any compensation paid at any time pursuant to a compensation plan that was in existence before the effective date of our public offering will not be subject to the $1,000,000 limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the ending of the third calendar year following the year of our public offering. While we cannot predict how the Section 162(m) deductibility limit may affect our compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. In addition, although we have not adopted a formal policy regarding tax deductibility of compensation paid to our NEOs, we intend to consider tax deductibility under Section 162(m) as one factor in our compensation decisions.

We have not provided our executives or directors with any gross-up or other reimbursement for tax amounts that these individuals might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Section 280G and related Internal Revenue Code sections provide that executive officers, directors who hold significant stockholder interests, and certain other service providers, could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain limits, and also that we or our successor could lose the ability to deduct on our corporate taxes the amounts subject to the additional tax. In addition, Section 409A imposes significant taxes on an executive officer, director or other service provider who receives “deferred compensation” that does not meet the requirements of Section 409A.

Compensation Risk Assessment

In establishing and reviewing our overall compensation program, the Compensation Committee and the board consider whether the compensation program and its various elements encourage or motivate our NEOs or other employees to take excessive risks. We believe that our compensation program and its elements are designed to encourage our employees to act in our long-term best interests and are not reasonably likely to have a material adverse effect on our business. In particular, the Compensation Committee has reviewed the elements of our executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	our allocation of compensation between cash compensation and long-term equity compensation, combined with our typically 48-month vesting schedule, discourages short-term risk taking;

•	our approach of goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking;

•	our compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking; and

•	our business does not face the same level of risks associated with compensation for employees at financial services (traders and instruments with a high degree of risk).

Compensation Recovery Policies

The Compensation Committee has not yet adopted a policy with respect to whether we will make retroactive adjustments to any cash or equity based incentive compensation paid to our NEOs or other employees where the payment was based on the achievement of financial results that were subsequently revised. The Compensation Committee intends to adopt a general compensation recovery policy after the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Summary Compensation Table

The following table summarizes the compensation information for the NEOs for the fiscal years ended December 31, 2011, December 31, 2010, and December 31, 2009.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		Total ($)
Adam Miller President and Chief Executive Officer	2011 2010 2009	411,233 310,000 275,000		— — —		— 1,132,500 —	— 2,430,309 —	552,500 101,782 103,125	(2) (3) (4)	963,733 3,974,591 378,125

Perry Wallack Chief Financial Officer	2011 2010 2009	283,351 240,000 225,000		— — —		— 453,000 —	— 950,030 —	268,450 78,799 84,375	(2) (3) (4)	551,801 1,721,829 309,375

Steven Seymour Executive Vice President of Strategic Accounts	2011 2010 2009	300,764 285,000 275,000		— — —		— 453,000 —	— 839,561 —	277,550 93,574 103,125	(2) (3) (4)	578,314 1,671,135 378,125

David J. Carter Senior Vice President of Sales(8)	2011 2010 2009	232,500 229,375 225,000	(12)	— — —		— — —	330,270 — —	262,929 195,836 100,205	(5) (6) (7)	825,699 425,211 325,205

Vincent Belliveau Senior Vice President and General Manager of Europe, Middle East and Africa(9)	2011 2010 2009	255,324 226,656 225,007	(13)	— — —		699,500 — —	990,810 — —	375,931 222,151 135,300	(5) (6) (7)	2,321,565 448,807 360,307

Mark Goldin Chief Technology Officer(10)	2011 2010	250,000 132,576		— 26,600	(11)	266,400 —	— 1,025,185	146,250 28,729	(2) (3)	662,650 1,213,090

(1)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 6, 2012. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officer.
(2)	The amounts represent the total performance-based bonuses earned for services rendered in 2011 under our 2011 Executive Compensation Plan.
(3)	The amounts represent the total performance-based bonuses earned for services rendered in 2010 under our 2010 Executive Compensation Plan.
(4)	The amounts represent the total performance-based bonuses earned for services rendered in 2009 under our 2009 Executive Compensation Plan.
(5)	The amounts represent (i) the total performance-based commissions earned for subscription revenue and consulting services revenue under our sales commission plans, including subscription and consulting services revenue invoiced and received by us under contracts entered into in 2011 in accordance with the sales executive’s 2011 sales commission plan, and subscription revenue invoiced and received by us in 2011 under contracts entered into prior to 2011 in accordance with sales commission plans established for the sales executive in such years, and (ii) milestone bonuses paid upon the achievement of certain milestone sales targets. For more information, see “— Compensation Discussion and Analysis — Sales Commission Plans.”
(6)

The amounts represent (i) the total performance-based commissions earned for subscription revenue and consulting services revenue under our sales commission plans, including subscription and consulting services revenue invoiced and received by us under contracts entered into in 2010 in accordance with the sales executive’s 2010 sales commission plan, and subscription revenue invoiced and received by us in 2010 under contracts entered into prior to 2010 in accordance with sales commission plans established for the sales executive in such years, and (ii) in the case of Mr. Belliveau only, quarterly bonuses paid upon the achievement of certain quarterly sales targets. For more information, see “— Compensation Discussion and Analysis — Sales Commission Plans.”
(7)	The amounts represent (i) the total performance-based commissions earned for subscription revenue and consulting services revenue under our sales commission plans, including subscription and consulting services revenue invoiced and received by us under contracts entered into in 2009 in accordance with the sales executive’s 2009 sales commission plan, and subscription revenue invoiced and received by us in 2009 under contracts entered into prior to 2009 in accordance with sales commission plans established for the sales executive in such years, and (ii) in the case of Mr. Belliveau only, an annual bonus paid upon the achievement of certain annual sales targets. For more information, see “— Compensation Discussion and Analysis — Sales Commission Plans.”
(8)	Mr. Carter was not deemed to be an NEO in 2010 or 2011.
(9)	Amounts represent the sum of payments made to Mr. Belliveau converted from Euros into U.S. Dollars at the exchange rates in effect when the payments were made.
(10)	Mr. Goldin joined us in June 2010. Amounts for 2010 have been pro-rated to reflect approximately 7 months of service with us in 2010.
(11)	The amount represents the sign-on bonus paid to Mr. Goldin in 2010.
(12)	In connection with his promotion to Senior Vice President of Sales, on September 2, 2011, the Compensation Committee approved an increase of Mr. Carter’s base salary from $230,000 to $240,000.
(13)	In connection with his promotion to Senior Vice President and General Manager of EMEA, on September 2, 2011, the Compensation Committee approved an increase of Mr. Belliveau’s base salary from €180,000 to €195,000. The amount in the table reflects a base salary of €195,000 from September 2, 2011 to December 31, 2011 and a base salary of €180,000 from January 1, 2011 to September 1, 2011, in each case converted into U.S. Dollars at the exchange rates in effect when payments were made.

Fiscal 2011 Grants of Plan-Based Awards

The table below summarizes information concerning all plan-based awards granted to the NEOs during fiscal 2011, which ended on December 31, 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Threshold) ($)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Target) ($)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Maximum) ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Mr. Miller	—	42,500	425,000		637,500	—		—		—	—

Mr. Wallack	—	20,650	206,500		309,750	—		—		—	—

Mr. Seymour	—	21,350	213,500		320,250	—		—		—	—

Mr. Carter(2)	—	—	236,250	(3)	—	—		—		—	—
	10/1/11	—	—		—	—		50,000	(4)	12.54	330,270

Mr. Belliveau	—	—	246,412	(3)(5)	—	—		—		—	—
	10/1/11	—	—		—	—		150,000	(4)	12.54	990,810
	11/4/11	—	—		—	50,000	(6)	—		—	699,500

Mr. Goldin	—	11,250	112,500		168,750	—		—		—	—
	1/14/11	—	—		—	30,000	(7)	—		—	266,400

(1)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 6, 2012. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officer.
(2)	Mr. Carter was not deemed to be an NEO in 2010 or 2011.
(3)	The non-equity incentive plan compensation earned by Messrs. Carter and Belliveau was paid under their respective sales commission plans, not under our 2011 Executive Compensation Plan. In each case, the sales executive received a sales commission, of which a portion was allocated to subscription revenue and a portion was allocated to services revenue. In addition, the sales commission plan established a sales quota. In the case Mr. Belliveau only, a portion of the sales quota was allocated to subscription revenue and a portion was allocated to consulting services revenue. In addition, each sales commission plan established certain milestone sales targets. The target amount represents the amount to be earned in 2011 assuming (i) that the full sales quota and all milestone sales targets were met, (ii) all first-year software revenue relating to client agreements entered into in 2011 was invoiced and received by us in 2011, and (iii) that none of the sales contracts entered into were renewals. For more information, see “— Compensation Discussion and Analysis — Sales Commission Plans.”
(4)	The option award was granted under our 2010 Equity Incentive Plan. One fourth (1/4) of the shares subject to the option shall vest on the first anniversary of the vesting commencement date, and one forty-eighth (1/48th) of the shares subject to the option shall vest each month thereafter on the same day of the month as the vesting commencement date (and if there is no corresponding day, on the last day of the month), such that all of the shares subject to the option will have vested as of the fourth anniversary of the vesting commencement date, subject to option holder’s continuing to be a service provider through each such date.
(5)	Amount has been converted from Euros into U.S. Dollars at a rate of $1.2935 per Euro, the exchange rate in effect on January 2, 2011.
(6)	The restricted stock units were granted under the 2010 Equity Incentive Plan. All of the restricted stock units will vest on the second anniversary of the date of grant, subject to the holder’s continued service with us on such date.

(7)	The restricted stock units were granted under the 2009 Equity Incentive Plan. One fourth (1/4) of the restricted stock units will vest on the first, second, third and fourth anniversaries of the vesting commencement date, in each case subject to the award holder’s continued service with us on each such date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock options and stock awards held by the NEOs as of December 31, 2011.

Name	Vesting Commencement Date(1)		Option Awards — Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards — Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards — Option Exercise Price ($)	Option Awards — Option Expiration Date	Stock Awards — Number of Shares or Units of Stock That Have Not Vested (#)	Stock Awards — Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Mr. Miller	11/7/2010	(1)	148,958	401,042	6.51	11/7/2020	—	—
	11/7/2010	(2)	—	—	—	—	150,000	2,736,000

Mr. Wallack	10/24/2007	(1)	23,437	—	0.34	12/5/2017	—	—
	12/05/2008	(1)	26,562	18,750	0.53	12/30/2018	—	—
	11/07/2010	(1)	58,229	156,771	6.51	11/07/2020	—	—
	11/07/2010	(2)	—	—	—	11/07/2020	60,000	1,094,400

Mr. Seymour	9/6/2006	(1)	5,208	—	0.34	9/6/2016	—	—
	10/24/2007	(1)	23,437	—	0.34	12/5/2017	—	—
	12/5/2008	(1)	25,000	18,750	0.53	12/30/2018	—	—
	11/7/2010	(1)	51,458	138,542	6.51	11/7/2020	—	—
	11/7/2010	(2)	—	—	—	—	60,000	1,094,400

Mr. Carter	8/1/2008	(1)	129,167	45,833	0.53	12/31/2018	—	—
	10/01/2011	(1)	—	50,000	12.54	10/1/2021	—	—

Mr. Belliveau	6/4/2007	(1)	90,000	—	0.34	12/5/2017	—	—
	10/1/2011	(1)	—	150,000	12.54	10/1/2021	—	—
	11/1/2011	(3)	—	—	—	—	50,000	912,000

Mr. Goldin	6/21/2010	(1)	55,625	134,375	5.93	9/20/2020	—	—
	6/21/2010	(4)	—	—	—	—	22,500	410,400

(1)	One fourth (1/4) of the shares subject to the option shall vest on the first anniversary of the vesting commencement date, and one forty-eighth (1/48th) of the shares subject to the option shall vest each month thereafter on the same day of the month as the vesting commencement date (and if there is no corresponding day, on the last day of the month), such that all of the shares subject to the option will have vested as of the fourth anniversary of the vesting commencement date, subject to option holder’s continuing to be a service provider through each such date.
(2)	One third (1/3) of the shares subject to the restricted stock units will vest on each of the second, third and fourth anniversaries of the vesting commencement date, in each case subject to the award holder’s continued service with us on each such date.
(3)	All of the restricted stock units will vest on the second anniversary of the vesting commencement date, subject to the award holder’s continued service with us on such date.
(4)	One fourth (1/4) of the shares subject to the restricted stock units shall vest on the first anniversary of the vesting commencement date, and one forty-eighth (1/48th) of the shares subject to the restricted stock units shall vest each month thereafter on the same day of the month as the vesting commencement date (and if there is no corresponding day, on the last day of the month), such that all of the shares subject to the restricted stock units will have vested as of the fourth anniversary of the vesting commencement date, subject to award holder’s continuing to be a service provider through each such date.

Fiscal 2011 Option Exercises and Stock Vested

The following table provides information regarding options and stock awards exercised and vested, respectively, and value realized for each of the NEOs during the fiscal year that ended on December 31, 2011.

Name	Option Awards — Number of Shares Acquired on Exercise (#)	Option Awards — Value Realized on Exercise ($)(1)	Stock Awards — Number of Shares Acquired on Vesting (#)	Stock Awards — Value Realized on Vesting ($)(2)
Mr. Carter	50,000	623,500	—	—
	25,000	375,336	—	—
	25,000	394,557	—	—

Mr. Belliveau	130,843	2,299,585	—	—
	19,157	337,369	—	—
	90,000	1,611,000	—	—
	85,000	1,499,400	—	—

Mr. Goldin	5,000	51,321	—	—
	10,000	100,805	—	—
	10,000	99,282	—	—
	—	—	7,500	135,600

(1)	Based on the market price of the Company’s common stock on the date of exercise less the option exercise price paid for those shares, multiplied by the number of shares for which the option was exercised.
(2)	Based on the market price of the Company’s common stock on the vesting date, multiplied by the number of shares vested.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan during the fiscal year ended December 31, 2011.

Offer Letters and Employment Agreements; Potential Payments Upon Termination, Change in Control or Upon Termination Following Change in Control

Adam Miller

On November 8, 2010, we entered into an employment agreement with Mr. Miller, our Chief Executive Officer and President. In the event that we terminate Mr. Miller without cause or if Mr. Miller terminates his employment for good reason, and in either event the termination does not occur during the period beginning 3 months prior to the consummation of a change of control and ending 18 months following the consummation of a change of control, Mr. Miller will receive: (i) continued payments of his base salary for 18 months, (ii) 150% of his average actual bonus for the 3-year period prior to the year in which the termination occurs, (iii) 18 months of acceleration of all unvested equity awards, (iv) the payment of premiums for continued health, dental and vision benefits for Mr. Miller (and any eligible dependents) for up to 18 months, and (v) any earned but unpaid bonus amounts.

In the event that we terminate Mr. Miller without cause or if Mr. Miller terminates his employment for good reason, and in either event the termination occurs during the period beginning 3 months prior to the consummation of a change of control and ending 18 months following the consummation of a change of control, Mr. Miller will receive: (i) a lump-sum payment equal to the sum of 18 months’ of base salary plus 150% of his target annual bonus, (ii) full acceleration of all unvested equity awards with a 12-month post termination exercise period (unless the options expire earlier), (iii) the payment of premiums for continued health, dental and vision benefits for Mr. Miller (and any eligible dependents) for up to 18 months, and (iv) any earned but unpaid bonus amounts.

The severance payments discussed above are subject to Mr. Miller signing and not revoking a release of claims and continuing to comply with his confidentiality and employment agreements.

Mr. Miller’s employment agreement also provides that in the event that the severance payments and other benefits payable to Mr. Miller constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, and would be subject to the applicable excise tax, then the severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Miller of the greatest amount of benefits on an after-tax basis.

The following table shows the pre-tax payments that Mr. Miller would have received under the terms of his employment agreement if a trigger event had occurred on December 31, 2011:

Benefits and Payments upon Trigger Event	Terminated Without Cause or Terminates for Good Reason in Connection with a Change of Control(1)		Terminated Without Cause or Terminates for Good Reason not in Connection with a Change of Control(1)
Severance payments attributable to base salary(2)(3)	$637,500		$637,500
Severance payments attributable to bonus	$637,500	(4)	$139,016
Acceleration of equity awards(5)	$7,440,223		$2,524,875
Company-paid premiums(6)	$31,805		$31,805

Total	$8,747,028		$3,333,196

(1)	A termination is considered to be “in connection with a change of control” if Mr. Miller’s employment with us is either (i) terminated by us without cause or (ii) terminated by Mr. Miller for good reason, and in either event, during the period beginning 3 months prior to the consummation of a change of control and ending 18 months following the consummation of a change of control.
(2)	Severance payments will be paid in a lump sum upon a qualifying termination in connection with a change of control or in continuing payments upon a qualifying termination that is not in connection with a change of control.
(3)	Calculations are based on a base salary of $425,000, which is the base salary that was in effect as of December 31, 2011.
(4)	Calculations are based on a target bonus amount of $425,000, which is the target bonus amount that was in effect under the 2011 Executive Compensation Plan. See the Grants of Plan-Based Awards Table for 2011 above.
(5)	The value of the accelerated options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between $18.24, the closing price per share of our common stock on the NASDAQ Global Market on December 30, 2011, and the per share exercise price of the accelerated options.
(6)	Represents the value of premiums paid by us for continued health, dental, and vision plans for Mr. Miller (and his eligible dependents) for 18 months.

As used in Mr. Miller’s employment agreement, the terms “cause,” “change of control” and “good reason” have the meanings set forth below under the heading “Definitions for the Employment Agreements of Messrs. Miller, Wallack and Seymour.”

Perry Wallack

On November 8, 2010, Mr. Wallack, our Chief Financial Officer, entered into an employment agreement with us that superseded a prior employment agreement entered into on May 10, 2007. In the event that we terminate Mr. Wallack without cause or if Mr. Wallack terminates his employment for good reason, and in either event the termination does not occur during the period beginning 3 months prior to the consummation of a change of control and ending 18 months following the consummation of a change of control, Mr. Wallack will receive: (i) continued payments of his base salary for 12 months, (ii) 100% of his average actual bonus for the 3-year period prior to the year in which the termination occurs, (iii) 12 months of acceleration of all unvested equity awards, (iv) the payment of premiums for continued health, dental and vision benefits for Mr. Wallack (and any eligible dependents) for up to 12 months, and (v) any earned but unpaid bonus amounts.

In the event that we terminate Mr. Wallack without cause or if Mr. Wallack terminates his employment for good reason, and in either event the termination occurs during the period beginning 3 months prior to the consummation of a change of control and ending 18 months following the consummation of a change of control, Mr. Wallack will receive: (i) a lump-sum payment equal to the sum of 12 months’ of base salary plus 100% of his target annual bonus, (ii) full acceleration of all unvested equity awards with a 12-month post termination exercise period (unless the options expire earlier), (iii) the payment of premiums for continued health, dental and vision benefits for Mr. Wallack (and any eligible dependents) for up to 12 months, and (iv) any earned but unpaid bonus amounts.

The severance payments discussed above are subject to Mr. Wallack signing and not revoking a release of claims and continuing to comply with his confidentiality and employment agreements.

Mr. Wallack’s employment agreement also provides that in the event that the severance payments and other benefits payable to Mr. Wallack constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, and would be subject to the applicable excise tax, then the severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Wallack of the greatest amount of benefits on an after-tax basis.

The following table shows the pre-tax payments that Mr. Wallack would have received under the terms of his employment agreement if a trigger event had occurred on December 31, 2011:

Benefits and Payments upon Trigger Event	Terminated Without Cause or Terminates for Good Reason in Connection with a Change of Control(1)		Terminated Without Cause or Terminates for Good Reason not in Connection with a Change of Control(1)
Severance Payments Attributable to Base Salary(2)(3)	$295,000		$295,000
Severance Payments Attributable to Bonus	$206,500	(4)	$74,183
Acceleration of Equity Awards(5)	$3,265,386		$1,327,350
Company-paid premiums(6)	$21,203		$21,203

Total	$3,788,089		$1,717,736

(1)	A termination is considered to be “in connection with a change of control” if Mr. Wallack’s employment with us is either (i) terminated by us without cause or (ii) terminated by Mr. Wallack for good reason, and in either event, during the period beginning 3 months prior to the consummation of a change of control and ending 18 months following the consummation of a change of control.
(2)	Severance payments will be paid in a lump sum upon a qualifying termination in connection with a change of control or in continuing payments upon a qualifying termination that is not in connection with a change of control.
(3)	Calculations are based on a base salary of $295,000, which is the base salary that was in effect as of December 31, 2011.

(4)	Calculations are based on a target bonus amount of $206,500, which is the target bonus amount that was in effect under the 2011 Executive Compensation Plan. See the Grants of Plan-Based Awards Table for 2011 above.
(5)	The value of the accelerated options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between $18.24, the closing price per share of our common stock on the NASDAQ Global Market on December 30, 2011, and the per share exercise price of the accelerated options.
(6)	Represents the value of premiums paid by us for continued health, dental, and vision plans for Mr. Wallack (and his eligible dependents) for 12 months.

As used in Mr. Wallack’s employment agreement, the terms “cause,” “change of control” and “good reason” have the meanings set forth below under the heading “Definitions for the Employment Agreements of Messrs. Miller, Wallack and Seymour.”

Steven Seymour

On November 8, 2010, Mr. Seymour, our Executive Vice President of Strategic Accounts, entered into an employment agreement with us that superseded a prior employment agreement entered into on May 10, 2007. In the event that we terminate Mr. Seymour without cause or if Mr. Seymour terminates his employment for good reason, and in either event the termination does not occur during the period beginning 3 months prior to the consummation of a change of control and ending 18 months following the consummation of a change of control, Mr. Seymour will receive: (i) continued payments of his base salary for 12 months, (ii) 100% of his average actual bonus for the 3-year period prior to the year in which the termination occurs, (iii) 12 months of acceleration of all unvested equity awards, (iv) the payment of premiums for continued health, dental and vision benefits for Mr. Seymour (and any eligible dependents) for up to 12 months, and (v) any earned but unpaid bonus amounts.

In the event that we terminate Mr. Seymour without cause or if Mr. Seymour terminates his employment for good reason, and in either event the termination occurs during the period beginning 3 months prior to the consummation of a change of control and ending 18 months following the consummation of a change of control, Mr. Seymour will receive: (i) a lump-sum payment equal to the sum of 12 months’ of base salary plus 100% of his target annual bonus, (ii) full acceleration of all unvested equity awards with a 12-month post termination exercise period (unless the options expire earlier), (iii) the payment of premiums for continued health, dental and vision benefits for Mr. Seymour (and any eligible dependents) for up to 12 months, and (iv) any earned but unpaid bonus amounts.

The severance payments discussed above are subject to Mr. Seymour signing and not revoking a release of claims and continuing to comply with his confidentiality and employment agreements.

Mr. Seymour’s employment agreement also provides that in the event that the severance payments and other benefits payable to Mr. Seymour constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, and would be subject to the applicable excise tax, then the severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Seymour of the greatest amount of benefits on an after-tax basis.

The following table shows the pre-tax payments that Mr. Seymour would have received under the terms of his employment agreement if a trigger event had occurred on December 31, 2011:

Benefits and Payments upon Trigger Event	Terminated Without Cause or Terminates for Good Reason in Connection with a Change of Control(1)		Terminated Without Cause or Terminates for Good Reason not in Connection with a Change of Control(1)
Severance Payments Attributable to Base Salary(2)(3)	$305,000		$305,000
Severance Payments Attributable to Bonus	$213,500	(4)	$88,275
Acceleration of Equity Awards(5)	$3,051,560		$1,254,038
Company-paid premiums(6)	$21,035		$21,035

Accrued but unpaid non-equity incentive plan compensation (i.e. bonus payments)
Total	$3,591,095		$1,668,348

(1)	A termination is considered to be “in connection with a change of control” if Mr. Seymour’s employment with us is either (i) a terminated by us without cause or (ii) terminated by Mr. Seymour for good reason, and in either event, during the period beginning 3 months prior to the consummation of a change of control and ending 18 months following the consummation of a change of control.
(2)	Severance payments will be paid in a lump sum upon a qualifying termination in connection with a change of control or in continuing payments upon a qualifying termination that is not in connection with a change of control.
(3)	Calculations are based on a base salary of $305,000, which is the base salary that was in effect as of December 31, 2011.
(4)	Calculations are based on a target bonus amount of $213,500, which is the target bonus amount that was in effect under the 2011 Executive Compensation Plan. See the Grants of Plan-Based Awards Table for 2011 above.
(5)	The value of the accelerated options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between $18.24, the closing price per share of our common stock on the NASDAQ Global Market on December 30, 2011, and the per share exercise price of the accelerated options.
(6)	Represents the value of premiums paid by us for continued health, dental, and vision plans for Mr. Seymour (and his eligible dependents) for 12 months.

As used in Mr. Seymour’s employment agreement, the terms “cause,” “change of control” and “good reason” have the meanings set forth below under the heading “Definitions for the Employment Agreements of Messrs. Miller, Wallack and Seymour.”

Definitions for the Employment Agreements of Messrs. Miller, Wallack and Seymour

As used in the employment agreements of Messrs. Miller, Wallack and Seymour, the terms below have the following meanings:

•

The term “cause” means: (i) an act of material dishonesty made by the executive in connection with his carrying out his job responsibilities to us intended to result in his substantial personal enrichment, (ii) the executive’s conviction of, or plea of nolo contendere to, a felony which the board reasonably believes had or will have a material detrimental effect on our reputation or business, (iii) a willful act by the executive which constitutes gross misconduct and which is injurious to us or our affiliates, (iv) the executive’s willful and material breach of the employment agreement, including without limitation his intentional failure to perform his stated duties, and his continued failure to cure such breach to the reasonable satisfaction of the board within 10 days following written notice of such breach to the executive, and (v) the executive’s material violation of a company policy that results in a material detrimental effect on our reputation or business.

•

The term “change of control” means the occurrence of any of the following: (i) a change in our ownership which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of our stock that, together with the stock held by such Person, constitutes more than 50% of the total voting power of our stock; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of our stock will not be considered a change of control, or (ii) a change in our effective control which occurs on the date that a majority of members of the board (each, a “Director”) is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of us, the acquisition of additional control of us by the same Person will not be considered a change of control, or (iii) a change in the ownership of a substantial portion of our assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) our assets that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of our assets: (A) a transfer to an entity that is controlled by our stockholders immediately after the transfer, or (B) a transfer of assets by us to: (1) a stockholder of our company (immediately before the asset transfer) in exchange for or with respect to our stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by us, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all of our outstanding stock, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of our assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this definition of change of control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with us. Notwithstanding the foregoing, a transaction will not be deemed a change of control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A. Further, the completion of an underwritten public offering of our common stock will not constitute a change of control and a transaction will not constitute a change of control if: (i) its sole purpose is to change our state of incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the our securities immediately before such transaction. In addition, a transaction must actually be consummated in order for there to be a change of control.

•

The term “good reason” means without the executive’s express written consent: (i) a significant reduction or adverse change in his duties, position, reporting relationship or responsibilities, or the removal of him from such duties, position or responsibilities, (ii) a reduction by us in the executive’s base salary as in effect immediately prior to such reduction unless (a) such reduction is part of a salary reduction plan across our entire senior management team, (b) such reduction does not have a disproportionate effect on the executive in comparison to other members of our senior management team and (c) such reduction is not in excess of 10% of the executive’s base salary, (iii) a material reduction by us in the kind or level of benefits to which the executive was entitled immediately prior to such reduction with the result that the executive’s overall benefits package is significantly reduced disproportionally to other members of senior management, (iv) our material breach of a term of the employment agreement or any other agreement between us and the executive, including our failure to obtain assumption of the employment agreement by any successor, and (v) the relocation of the executive to a facility or a location more than 35 miles from his then present employment location. In addition, the executive must provide us written notice of the existence of the one or more of the above conditions within 90 days of its initial existence and we must be provided with 30 days to cure the condition. If the condition is not cured within such 30-day period, the executive must terminate employment within 30 days of the end of such cure period in order to qualify as a termination for good reason.

David J. Carter

On November 8, 2010, Mr. Carter, our Senior Vice President of Sales, entered into an amended and restated employment agreement with us. If we terminate Mr. Carter’s employment other than for cause, death or disability, Mr. Carter is entitled to receive 4 months severance pay at his base salary rate, as then in effect, and company-paid coverage for Mr. Carter and his dependents under our benefit plans for 3 months following termination. Furthermore, if we are acquired and Mr. Carter is terminated or his position is materially diminished within 6 months after such acquisition, all unvested options shall vest and become immediately exercisable.

The following table shows the payments that Mr. Carter would have received under the terms of his employment agreement if a trigger event had occurred on December 31, 2011:

Benefits and Payments upon Trigger Event	Terminated within 6 Months of Change of Control	Position Materially Diminished within 6 Months of Change of Control	Terminated without Cause and Not Due to Death or Disability (Regardless of Change of Control)
Accelerated vesting of options(1)	$1,096,702	$1,096,702	—
Payment of 4 months of base salary(2)	—	—	$75,000
Payment of 3 months of coverage under existing benefit plans for Mr. Carter and dependents	—	—	$5,301

Total	$1,096,702	$1,096,702	$80,301

(1)	The value of the accelerated options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between $18.24, the closing price per share of our common stock on the NASDAQ Global Market on December 30, 2011, and the per share exercise price of the accelerated options.
(2)	Based on a base salary of $230,000, which is the base salary that was in effect as of December 31, 2011.

As used in Mr. Carter’s employment agreement, the term “cause” means a termination by us because of any one of the following events: (i) Mr. Carter’s breach of his employment agreement that results in material injury to us which, if capable of cure, has not been cured by Mr. Carter within ten (10) days after his receipt of written notice from our Chief Executive Officer of such breach; (ii) Mr. Carter’s misconduct, fraud, dishonesty, or malfeasance that results in material injury to the us; (iii) Mr. Carter’s willful or intentional failure to (a) perform his duties under his employment agreement, (b) follow the reasonable and legal direction of our board or Chief Executive Officer, or (c) follow our policies, procedures, and rules, or (iv) Mr. Carter’s conviction of, or plea of nolo contendere to, a felony. For purposes of this definition, Mr. Carter’s failure to achieve certain results will not be deemed to constitute cause unless it is the result of his willful and deliberate dereliction of duty.

Vincent Belliveau

On February 10, 2011, we entered into an amended and restated employment agreement with Mr. Belliveau, our Senior Vice President and General Manager of Europe, Middle East and Africa (EMEA), pursuant to which Mr. Belliveau became an employee of Cornerstone OnDemand Global Operations, Inc., one of our subsidiaries. If Mr. Belliveau is terminated for any reason, he will be entitled to receive up to 50% of his average monthly fixed gross salary during the 12 months prior to termination for the duration of the restricted period (as defined below). Furthermore, under the terms of the employment agreement, if Mr. Belliveau is terminated for any reason, Mr. Belliveau may not enter into the service of any competitive company, in any manner, directly or indirectly, or take any direct or indirect interest, in any form, in the manufacture, commerce, service or other activity that might compete directly or indirectly with our activities. This non-competition obligation is limited to countries in Europe, the Middle East and Africa and to a 1 year term, which is measured from the date of termination and is referred to as the restricted period. We are entitled to reduce the duration of this provision or renounce it by informing Mr. Belliveau in writing within 15 days following the last day of work with us.

The following table shows the payments that Mr. Belliveau would have received under the terms of the amended and restated employment agreement if a trigger event had occurred on December 31, 2011:

Benefits and Payments upon Trigger Event	Termination for Any Reason
Payment of 50% of average monthly gross salary during 12 months prior to termination for a period of 1 year(1)(2)	$119,774

Total	$119,774

(1)	The amount in the table reflects the average monthly gross salary reflecting a base salary of €195,000 from September 2, 2011 to December 31, 2011 and a base salary of €180,000 from January 1, 2011 to September 1, 2011, converted into U.S. Dollars on December 31, 2011 at an exchange rate of $1.29485.
(2)	Pursuant to the terms of his amended and restated employment agreement, Mr. Belliveau will receive payment of 50% of his average gross monthly salary during the 12 months prior to termination for a period of one year.

In addition, pursuant to the terms of the restricted stock unit award agreement governing the November 4, 2011 grant of 50,000 restricted stock units to Mr. Belliveau, the restricted stock units are scheduled to vest on November 4, 2013 (the second anniversary of the date of grant). In the event of a change in control (as defined in the 2010 Equity Incentive Plan) of the Company prior to November 4, 2013, the restricted stock units will vest on November 4, 2013, regardless of whether Mr. Belliveau is providing services to the Company on such date. If, prior to November 4, 2013, the Company (or any subsidiary) terminates Mr. Belliveau’s service for any reason, or if Mr. Belliveau resigns his employment for any reason after November 4, 2012, the restricted stock units will vest on November 4, 2013, regardless of whether Mr. Belliveau is providing services to the Company on such date.

Mark Goldin

On May 24, 2010, we entered into an employment agreement with Mark Goldin, our Chief Technology Officer. If we are acquired and Mr. Goldin is terminated or his position is materially diminished within six months of such acquisition, the unvested portion of his option will immediately vest. If we terminate Mr. Goldin for any reason other than for cause, death or disability, Mr. Goldin will be entitled to receive continuing severance pay at a rate equal to his base salary and the continuation of coverage under our employee benefit plans, in each case for a period of three months after termination.

The following table shows the payments that Mr. Goldin would have received under the terms of his employment agreement if a trigger event had occurred on December 31, 2011:

Benefits and Payments upon Trigger Event	Terminated within 6 Months of Change of Control	Position Materially Diminished within 6 Months of Change of Control	Terminated without Cause and Not Due to Death or Disability (Regardless of Change of Control)
Accelerated vesting of options(1)	$2,064,556	$2,064,556	—
Payment of 3 months of base salary(2)	—	—	$62,500
Payment of 3 months of coverage under existing benefit plans for Mr. Goldin and dependents	—	—	$5,301

Total	$2,064,556	$2,064,556	$67,801

(1)	The value of the accelerated options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between $18.24, the closing price per share of our common stock on the NASDAQ Global Market on December 30, 2011, and the per share exercise price of the accelerated options.
(2)	Based on a base salary of $250,000, which is the base salary that was in effect as of December 31, 2011.

As used in Mr. Goldin’s employment agreement, the term “cause” has the following meaning: a termination by us because of any one of the following events: (i) Mr. Goldin’s breach of his employment agreement that results in injury to us which, if capable of cure, has not been cured by Mr. Goldin within ten (10) days after his receipt of written notice from our Chief Executive Officer of such breach; (ii) Mr. Goldin’s misconduct, fraud, dishonesty, or malfeasance that results in material injury to us; (iii) Mr. Goldin’s willful or intentional failure to (a) perform his duties under his employment agreement, (b) follow the reasonable and legal direction of our board or Chief Executive Officer, or (c) follow our policies, procedures, and rules, or (iv) Mr. Goldin’s conviction of, or plea of nolo contendere to, a felony. For any such failure listed in clause (iii), our Chief Executive Officer shall first give the Mr. Goldin written notice setting forth with specificity the reasons that our Chief Executive Officer believes that Mr. Goldin is failing, and ten (10) days to cure such failure. For purposes of this definition, Mr. Goldin’s failure to achieve certain results, such as those set forth in one of our business plans, that is not the result of Mr. Goldin’s demonstrating willful and deliberate dereliction of duty, will not constitute cause.

To the extent awards are not assumed or substituted for in connection with a merger or change in control, our equity plans provide that such awards will accelerate and become fully exercisable.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category
Equity compensation plans approved by stockholders(1)	5,845,467	$5.65	3,213,022
Equity compensation plans not approved by stockholders	—	—	—

Total	5,485,467		3,213,022

(1)

Includes the following plans: 2010 Equity Incentive Plan (the “2010 Plan”), 2009 Equity Incentive Plan, 1999 Stock Plan and 2010 Employee Stock Purchase Plan (the “2010 ESPP”). Our 2010 Plan provides that on January 1st of each fiscal year commencing in 2012 and ending on (and including) January 1, 2020, the number of shares authorized for issuance under the 2010 Plan is automatically increased by a number equal to the lesser of (i) 5,550,000 shares of common stock, (ii) four and one half percent (4.5%) of the aggregate number of shares of common stock outstanding on December 31st of the preceding fiscal year, or (iii) a lesser number of shares that may be determined by the our board of directors. Our 2010 ESPP provides that on January 1st of each fiscal year commencing in 2012 and ending on (and including) January 1, 2020, the number of shares authorized for issuance under the 2010 ESPP is automatically increased by a number equal to the lesser of (i) 1,200,000 shares of common stock, (ii) one percent (1.0%) of the aggregate number of shares of common stock outstanding on such date, or (iii) an amount determined by our board of directors or a duly authorized committee of our board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Cornerstone’s Compensation Committee is currently composed of Messrs. Baker, Burlingame, and McGeever. No interlocking relationship exists between any member of Cornerstone’s Compensation Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Cornerstone.

PROPOSAL 2

ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

General

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with applicable SEC rules. This vote, commonly known as a “say-on-pay” vote, provides stockholders with the opportunity to express their views on the compensation of our NEO’s. The vote is not intended to address any specific item of our NEO compensation, but rather the overall compensation of our NEO’s and the philosophy, policies and practices described in this proxy statement.

As described in the section of this proxy statement entitled “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, retain, and motivate talented individuals with the executive experience and leadership skills necessary for us to increase stockholder value. We seek to provide executive compensation that is competitive with companies that are similar to Cornerstone. We also seek to provide near-term and long-term financial incentives that reward well-performing executives when strategic corporate objectives designed to increase long-term stockholder value are achieved. We believe that executive compensation should include base salary, cash incentives and equity awards. We also believe that our executive officers’ base salaries, incentive bonuses and equity incentives should be set at approximately median levels relative to comparable companies. In particular, our executive compensation philosophy is to promote long-term value creation for our stockholders by rewarding improvement in selected financial metrics, and by using equity incentives. Please see our “Compensation Discussion and Analysis” and related compensation tables for detailed information about our executive compensation programs, including information about the fiscal 2011 compensation of our NEO’s.

Text of Resolution

“RESOLVED, that Cornerstone’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Cornerstone’s proxy statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on Cornerstone, our board of directors, or the Compensation Committee of the board of directors. Our board of directors and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation of the Board

Our board of directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our NEO’s, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE

ON EXECUTIVE COMPENSATION

General

The Dodd-Frank Act also enables stockholders to indicate how frequently Cornerstone should conduct advisory stockholder votes on our executive compensation, such as the vote under Proposal 2 of this proxy statement. On the proxy card distributed in connection with this proxy statement, stockholders have the opportunity to indicate whether they prefer that we hold an advisory vote on the compensation of our NEO’s every one, two or three years.

After careful consideration, our board of directors has determined that it believes a stockholder advisory vote on NEO compensation that is conducted every three years is the appropriate approach for us at this time, and therefore our board of directors recommends that you vote for a three-year interval for the advisory vote on NEO compensation. We believe that the structure of executive compensation arrangements should be in place for a number of years between stockholder advisory votes to allow the board and stockholders time to evaluate the effectiveness of those arrangements. We do not contemplate any major changes to our compensation philosophy or structure at this time, so future stockholder votes on our NEO compensation more frequently than every three years would be unlikely to provide significant guidance to the board. Finally, we are not aware of any significant stockholder concern about our NEO compensation matters and do not wish to burden our annual proxy process with unnecessary procedures.

You may cast your vote on your preferred voting frequency by choosing the option of “1 year,” “2 years” or “3 years,” or abstain from voting.

Because this stockholder vote is advisory and not binding on us or our board of directors in any way, the board may decide that it is in the best interests of our stockholders and the Company to hold stockholder advisory votes on executive compensation more or less frequently than the option selected by the largest number of our stockholders.

Recommendation of the Board

Our board of directors recommends a vote for the approval, on an advisory basis, of holding future advisory votes on the compensation of our named executive officers every three years.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected PricewaterhouseCoopers LLP as Cornerstone’s independent registered public accounting firm to audit the consolidated financial statements of Cornerstone for the fiscal year ending December 31, 2012, which will include an audit of the effectiveness of Cornerstone’s internal control over financial reporting. PricewaterhouseCoopers LLP and its predecessor entities have audited Cornerstone’s financial statements since fiscal 1999. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the selection of PricewaterhouseCoopers LLP to Cornerstone’s stockholders for ratification as a matter of good corporate practice. In the event that this selection of an independent registered public accounting firm is not ratified by the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Principal Accounting Fees and Services

The following table sets forth the approximate aggregate fees billed to the Company by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2011 and 2010, respectively:

Fee Category	Fiscal 2011	Fiscal 2010
	(In thousands)
Audit Fees(1)	$1,404	$1,687
Audit-Related Fees(2)	147	41
Tax Fees(3)	237	112
All Other Fees(4)	2	2

Total Fees	$1,790	$1,842

(1)	Audit Fees consisted of professional services rendered in connection with the audit of the Company’s annual financial statements and quarterly reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q and professional services rendered in connection with our Form S-1 related to our initial public offering, comfort letter, consents and reviews of other documents filed with the SEC.
(2)	Audit-Related Fees comprise fees for professional services related to reports issued under statement on standards for attestation engagements No. 16, Reporting on Controls at a Service Organization.
(3)	Tax Fees consisted of professional services rendered in connection with tax compliance and consulting services.
(4)	All Other Fees consisted of fees paid for subscription of accounting research database.

The Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of PricewaterhouseCoopers LLC.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee reviews and, as appropriate, pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and the Company’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as necessary or appropriate.

All PricewaterhouseCoopers LLP services and fees in fiscal 2010 and 2011 were pre-approved by the Audit Committee.

Recommendation of the Board

Our board of directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cornerstone’s independent registered accounting firm for the fiscal year ending December 31, 2012.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2011. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee consists of three members: Messrs. Baker, Burlingame and McGeever. All of the members are independent directors under the NASDAQ and SEC audit committee structure and membership requirements. Mr. McGeever is a “financial expert” as defined under SEC rules and regulations. The Audit Committee has certain duties and powers as described in its written charter adopted by our board of directors. A copy of the charter can be found on the Company’s website at investors.cornerstoneondemand.com/governance.cfm.

The Audit Committee is primarily responsible for assisting our board of directors in fulfilling its oversight responsibility of reviewing financial information provided to stockholders and others, appointing the independent registered public accounting firm, reviewing the services performed by our independent registered public accounting firm, evaluating our accounting policies and system of internal control, and reviewing significant financial transactions.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by the our independent registered public accounting firm, the Audit Committee carefully considers the independent registered public accounting firm’s scope of procedures for the engagement, fees for such engagement, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit related services, including the nature of and fees associated with such service.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2011 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm (“PWC”). The Audit Committee has also discussed with PWC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board Rule 3200T regarding “Communication with Audit Committees.”

The Audit Committee also has received, reviewed and considered the written disclosures from PWC required by applicable requirements of the Public Company Accounting Oversight Board regarding PWC’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the financial statements referred to above be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Members of the Audit Committee

R. C. Mark Baker

Harold W. Burlingame

James McGeever, Chairman

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC reports about their ownership of common stock and other equity securities of the Company. Such directors, officers and 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of the reports provided to us and on representations received from our directors and executive officers that no annual Form 5 reports were required to be filed by them, we believe that all of our executive officers, directors and persons who beneficially own more than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2011, except that the Form 4s filed with the SEC by Neil Sadaranganey, Mark Goldin and Dave Carter on September 16, 2011, September 16, 2011 and November 21, 2011, respectively, were filed late.

Stockholder Proposals

Stockholder Proposals for 2013 Annual Meeting

The submission deadline for stockholder proposals to be included in our proxy materials for the 2013 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act is December 26, 2012 except as may otherwise be provided in Rule 14a-8. All such proposals must be in writing and received by our Secretary at Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404 by close of business on the required deadline in order to be considered for inclusion in our proxy materials for the 2013 annual meeting of stockholders. Submission of a proposal before the deadline does not guarantee its inclusion in our proxy materials.

Advance Notice Procedure for 2013 Annual Meeting

Under our bylaws, director nominations and other business may be brought at an annual meeting of stockholders only by or at the direction of the board of directors or by a stockholder entitled to vote who has submitted a proposal in accordance with the requirements of our bylaws as in effect from time to time. For the 2013 annual meeting of stockholders, a stockholder notice must be received by our Secretary at Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404, no earlier than February 9, 2013 and no later than March 11, 2013. However, if the 2013 annual meeting of stockholders is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the 2012 Annual Meeting of Stockholders, then, for notice by the stockholder to be timely, it must be received by our Secretary not earlier than the close of business on the 120th day prior to the 2013 annual meeting of stockholders and not later than the close of business on the later of (i) the 90th day prior to the 2013 annual meeting of stockholders, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. Please refer to the full text of our advance notice Bylaw provisions for additional information and requirements. A copy of our bylaws may be obtained by writing to our Secretary at the address listed above.

Stockholders Sharing the Same Address

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to our stockholders. Under this process, multiple stockholders sharing an address will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to or wish to begin householding may notify Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Fiscal Year 2011 Annual Report and SEC Filings

Our financial statements for the fiscal year ended December 31, 2011 are included in our Annual Report on Form 10-K, which we filed with the SEC on March 6, 2012. Our Annual Report and this proxy statement are posted on our website at investors.cornerstoneondemand.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Investor Relations, Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404.

By Order of the Board of Directors

Santa Monica, California

April 25, 2012

CORNERSTONE ONDEMAND, INC. 1601 CLOVERFIELD BLVD

SUITE 620 SOUTH

SANTA MONICA, CA 90404

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M46720-P25060 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CORNERSTONE ONDEMAND, INC. For Withhold For All

All All Except

The Board of Directors recommends that you vote FOR

proposal 1:

1. To elect the following individuals nominated by the ! ! !

Board of Directors and named in the proxy statement

as Class I directors to serve for three-year terms:

Nominees:

01) Byron B. Deeter

02) S. Steven Singh

03) Robert D. Ward

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR proposal 2:

2. To approve, on an advisory basis, the compensation of Cornerstone On Demand, Inc.’s named executive officers.

For Against Abstain

3 Years 2 Years 1 Year Abstain

The Board of Directors recommends that you vote “3 years” on proposal 3:

3. To vote, on an advisory basis, whether to hold future advisory votes on the compensation of Cornerstone On Demand, Inc.’s named executive ! ! ! !

officers every “3 years,” “2 years” or “1 year.”

For Against Abstain

The Board of Directors recommends that you vote FOR proposal 4:

4. To ratify the appointment of Pricewaterhouse Coopers LLP as Cornerstone On Demand, Inc.’s independent registered public accounting firm for the ! ! !

fiscal year ending December 31, 2012.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Document is available at www.proxyvote.com.

M46721-P25060

CORNERSTONE ONDEMAND, INC. Annual Meeting of Stockholders June 4, 2012 1:00 PM

This proxy is solicited by the Board of Directors

The undersigned stockholder of CORNERSTONE ONDEMAND, INC. (“Cornerstone”), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 25, 2012, and hereby appoints Adam L. Miller and Perry A. Wallack, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2012 Annual Meeting of Stockholders of Cornerstone to be held on June 4, 2012, at 1:00 p.m. Pacific Time, at Cornerstone’s corporate headquarters at 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, CA 90404 and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present at the meeting upon such business as may properly come before the meeting, including the items on the reverse side of this form.

This proxy, when properly executed, will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of the nominees named in the Proxy Statement to Cornerstone’s Board of Directors, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cornerstone’s independent registered public accounting firm for the fiscal year ending December 31, 2012, FOR the approval, on an advisory (non-binding) basis, of the compensation of Cornerstone’s named executive officers and for THREE YEARS as the frequency with which stockholders are provided an advisory (non-binding) vote on the compensation of Cornerstone’s named executive officers.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side